Exhibit 10.2

OFFICE LEASE

[Multi-Tenant - Triple Net]

This OFFICE LEASE (“Lease”) is entered into as of the Date set forth below (the “Effective Date”), by and between THE BOEING COMPANY, a Delaware corporation (“Landlord”), and Zones, Inc., a Washington corporation (“Tenant”).

1. BASIC LEASE TERMS. For purposes of this Lease, the following terms have the following definitions and meanings:

1.1 Date of this Lease: As of June 9, 2003

1.2 Landlord’s Address:

The Boeing Company P.O. Box 3707 M/C 1F-58 Seattle, WA 98124-2207 Attn: Colette Temmink Tel: (206) 662-1275 Fax: (206) 662-1355

With a copy to:

The Boeing Company Office of the General Counsel Attn: Gerald Bresslour P.O. Box 3707 M/C 13-08 Seattle, WA 98124-2207 Tel: (206) 655-2405 Fax: (425) 965-8230

1.3	Tenant’s Address:

Prior to the Commencement Date: Zones, Inc. 707 S. Grady Way Renton, WA 98055 Attn: Ronald McFadden Tel: 425-430-3728 Fax: 425-430-3626

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Following the Commencement Date:

[Tenant to provide notice pursuant to the terms hereof]

with a copy to:

Gray Cary Ware & Frederich 701 Fifth Avenue, Suite 7000 Seattle, WA 98104-4801 Attn: Joe Wallin Tel: 206-839-4828 Fax: 206-839-4801

1.4 Premises: Approximately 106,308 rentable square feet located, in that certain building with an address of 1102 15th Street SW, Auburn, Washington, also known as the 17-239 building, also known as the “T” (the “Building”) located on Lot A of Auburn Lot Line Adjustment No. LLA-0004-91 recorded under Recording No. 9104171400, situated in Auburn, Washington (said Parcel, together with said Building, being herein referred to collectively as the “Property”), as such leased premises are more particularly described and/or depicted on Exhibit A-1 attached hereto and incorporated herein by this reference (“Premises”). The Premises include the entire second floor of the Building. The balance of the Premises shall be located on the first floor of the Building, as shown on Exhibit A-1. In addition to Tenant’s rights to use and occupy the Premises as hereinafter specified, Tenant shall have non-exclusive rights to use the Common Areas (as defined in Section 1.16 below), but shall not have any rights to use the roof, exterior walls or utility raceways of the Building. The Property is more particularly described on Exhibit A-2 attached hereto. The Auburn 400 Corporate Park, Division One is referred to in this Lease as the “Project.” All square footage areas referred to in this Paragraph 1.4 may be confirmed by either party using current BOMA standards. If such measurements indicate that the Premises are larger or smaller than 106,308 rentable square feet, Annual Base Rent and Tenant’s Share (as defined in this Lease) shall be adjusted accordingly.

1.5 Term: (i) Initial term:
11 Years

(ii) Options to extend term: 2 options for 5 years each (see Paragraph 3.3 hereof)

1.6 Base Rent Commencement Date: The date which is twelve (12) months after the “Commencement Date,” determined as provided in Paragraph 3.1 hereof.

1.7 Initial Annual Base Rent:

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On and after the Commencement Date, Tenant shall pay Annual Base Rent during each year of the Lease Term as follows, all such rent being based on 106,308 rentable square feet of space in the Premises. Each year’s Annual Base Rent is payable in twelve equal installments, payable monthly in advance. Tenant shall pay Landlord for all Operating Expenses accruing under this Lease (herein “NNN”), at all times from and after the Commencement Date.

Lease Year	Annual Base Rent per rentable square foot, NNN	Total Annual Base Rent, NNN	Monthly Installments of Base Rent, NNN

1	$ zero	$ zero	$ zero
2	$ 9.45	$1,004,610.60	$ 83,717.55
3	$ 9.70	$1,031,187.60	$ 85,932.30
4	$ 9.95	$1,057,764.60	$ 88,147.05
5	$ 10.20	$1,084,341.60	$ 90,361.80
6	$ 10.45	$1,110,918.60	$ 92,576.55
7	$ 10.70	$1,137,495.60	$ 94,791.30
8	$ 10.95	$1,164,072.60	$ 97,006.05
9	$ 11.20	$1,190,649.60	$ 99,220.80
10	$ 11.45	$1,217,226.60	$101,435.55
11	$ 11.70	$1,243,803.60	$103,650.30

1.8       Security Deposit:  $103,650.30.

1.9       Permitted Use: Tenant may use the Premises for general office purposes and related uses, including a show room and retail outlet on the ground floor (to the extent permitted by applicable law and regulations) and for no other purposes without Landlord’s prior written consent; provided that Tenant’s uses of the Premises are at all times consistent with a first class office project, and subject, however, to any limitations set forth in the CC&Rs (as defined below), and to any limitations under applicable zoning or other governmental regulations and restrictions.

1.10     Number of Parking Spaces: Subject to the provisions of Paragraph 4.2, Landlord shall provide for Tenant’s non-exclusive use (in common with all other tenants of the Property and their respective employees, agents, subtenants, assignees and invitees) 5 parking spaces per 1,000 rentable square feet contained in the Premises, such parking spaces to be located in the area shown on Exhibit “A-3.”  Parking shall be available 24 hours per day, 7 days per week (subject to temporary unavailability due to repairs, maintenance, casualty and the like).

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1.11 Brokers: (i) Landlord’s Broker: Pacific Real Estate Partners. (ii) Tenant’s Broker: The Andover Company, Inc./Insignia Kidder Mathews

1.12     Guarantor:  N/A.

1.13     Interest Rate:  Shall mean a fluctuating rate of interest per annum, equal at all times to the prime rate published from time to time in the Wall Street Journal plus five percent (5%) per annum, each change in such fluctuating rate to take effect with each change in the prime rate, provided, however, the Interest Rate will in no event exceed the maximum interest rate permitted to be charged by applicable law.

1.14     Tenant Improvement Allowance:  $2,019,852.00 (being equal to $19.00 per rentable square foot multiplied by the 106,308 agreed rentable square feet of the Premises).  The unused portion of such allowance shall be applied to Annual Base Rent as provided in Paragraph 5.1.

1.15     Exhibits:  “A” through “D”, inclusive, which Exhibits are attached to this Lease and incorporated herein by this reference.

1.16     Common Areas:  “Common Areas” shall mean all areas and facilities outside of the Premises and within the exterior boundary line of the Property and interior raceways and installations within the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Property, and their respective employees, suppliers, shippers, customers, contractors and invitees, including (within the Building) corridors, restrooms, stairways, elevators and elevator lobbies, and (outside the Building) parking areas, loading and unloading areas, trash areas, driveways, walkways and landscaping.  Landlord grants to Tenant for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions now or hereafter promulgated by Landlord governing the use of the Property (provided that nothing herein shall entitle Tenant to store any property, temporarily or permanently, in the Common Areas).  Landlord or such other persons as Landlord shall designate from time to time shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce commercially reasonable rules and regulations for the use, management, safety, care, and cleanliness of the Common Areas (including without limitation parking and landscaped areas).  Tenant shall comply (and shall cause each and all of its employees, suppliers, shippers, contractors, customers and invitees to comply) with any and such rules and regulations, although Landlord shall not be liable to Tenant for the failure of any other tenant(s) of the Property to abide by such rules or regulations.  Landlord reserves the right to modify the Common Areas and/or the permitted uses thereof from time to time in Landlord’s commercially reasonable discretion from time to time (including without limitation constructing or reconstructing improvements therein or thereon from time to time and/or closing the same for maintenance or other purposes), provided, however, that Landlord shall not be permitted to deprive Tenant of reasonable access to the Premises.

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1.17     Tenant’s Share:  “Tenant’s Share” shall mean (a) 71.22% as to all Operating Expenses reasonably attributed by Landlord to the Property or the Building, and (b) 100% as to all Operating Expenses reasonably attributed by Landlord solely to the Premises.  Any disagreement on the allocation of these Operating Expenses shall be resolved by arbitration (which both parties hereby agree shall be final and binding) conducted pursuant to the rules of the AAA in Seattle, Washington by a single arbitrator selected by the Seattle Regional Vice President of the American Arbitration Association on application of either party.  In addition, Landlord shall provide a detailed breakdown of all Operating Expenses expected for the Building, which breakdown shall be attached to this Lease as Exhibit A-4.  A condition precedent to Tenant’s obligations under this Lease shall be the provision by Landlord to Tenant of a summary of Landlord’s estimate of expenditures for the Building and Common Areas for the twelve months following the Commencement Date.

This Paragraph 1 represents a summary of the basic terms and definitions of this Lease.  In the event of any inconsistency between the terms contained in this Paragraph 1 and any specific provision of this Lease, the terms of the specific provision shall prevail.

2.         PREMISES.

2.1       Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.  The Premises are to be improved with the “Landlord’s Work” and “Tenant’s Work” described in the Work Letter Agreement, a copy of which is attached hereto as Exhibit “B” (the “Work Letter Agreement”).  Provided that Landlord achieves Substantial Completion of Landlord’s Work in accordance with this Lease, Landlord and Tenant hereby stipulate and agree that the rentable square footage of the portion of the Premises within the Building shall be conclusively deemed to equal 106,308 rentable square feet (regardless of actual rentable square footage of the Building), except that if either party elects to measure the Premises using current BOMA standards and the rentable square footage of the Premises proves to be, on the basis of such measurement, other than 106,308, then the Annual Base Rent, the Tenant Improvement Allowance, and Tenant’s Share shall be adjusted appropriately (up or down) to reflect the actual number of rentable square feet in the Premises.    Tenant shall have access to the Premises and all Common Areas 24 hours a day, seven days a week, subject to closures due to emergency, casualty, or maintenance.

                                    In addition to Landlord’s Work, Landlord shall make the following improvements to the Building (and the cost of making such improvements shall not be charged against the Tenant Improvement Allowance or otherwise charged to Tenant):

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(1)	Qwest telecommunication service at a standard to be agreed among Landlord, Tenant, and Qwest communications, which service standard shall be determined by Tenant to be suitable for Tenant’s use of the Premises;

(2)	common area improvements as mutually agreed to the Building lobby, hallways, and bathrooms;

(3)	audible fire alarm systems necessary to meet applicable fire code;

(4)	if, but only if, required by City of Auburn, new light fixtures required to meet applicable energy code;

(5)	parking lot striping and surface repairs to failed asphalt;

(6)	updated landscaping, including new bark;

(7)	all mechanical systems, including HVAC, and all electrical systems to be in good working order.

                                    Landlord’s Work shall include the purchase and installation by Landlord (using the Tenant Improvement Allowance) and delivery to Tenant of an emergency generator, provided Landlord and Tenant have agreed prior to such purchase and installation on the cost and specifications required.  Tenant’s Work shall include, in additional to the installation of said generator, the installation of an above-ground diesel fuel storage tank mutually agreed upon by Landlord and Tenant  for such generator, to be located by Tenant in a mutually agreed location within the parking area or the outdoor storage area of the Property.  Tenant shall be solely responsible for the cost of installation, maintenance, repair, and operation of such generator.  Such generator shall be located within a suitable enclosure so as to minimize to the extent reasonably possible any noise or vibration caused by such generator when it is operating.  In addition to all other liabilities and indemnities of Tenant under this Lease, Tenant shall indemnify defend, and hold harmless Landlord from and against any and all claims and liability, including all costs of defense, including claims and liability for bodily injury to or death of any person., claims and liability for loss of or damage to any property, and claims and liability for cleanup or remediation of any “Hazardous Materials,” as defined in paragraph 7.3 below, resulting from or in any way connected with the presence on the Property of such generator, such fuel tank, or any diesel or other fuel in connection therewith.

                                    2.2       Right of First Offer to Expand Premises.  If at any time during the Lease Term, Landlord intends to offer for lease any space in the Building that is contiguous to the Premises (as set forth on the date hereof or as hereinafter expanded), Landlord shall first make a written good faith offer to Tenant, stating in such offer (a) the identity of the space so offered; and (b) the term of the lease, the rental applicable to such space, and other significant business terms and conditions relating to the lease of such space (the “Right of First Offer”).  For a period of not less than ten (10) days following Landlord’s delivery of such offer to Tenant, Landlord shall not offer such space to any other party or accept an offer from any other party for such space.  If Tenant accepts such offer during such ten (10) day period by giving written notice of such acceptance to Landlord, Landlord and Tenant shall use commercially reasonable good faith efforts to enter into a lease agreement relating to such space (such lease agreement to be substantially in the form of this Lease, except for terms relating to economic terms such as rent, tenant improvement allowance, tenant’s share of operating expenses, and the like).  If either (a) Tenant rejects or fails to accept such offer within such ten (10) day period or (b) Landlord and Tenant have not entered into a lease agreement for such space within thirty (30) days of the date on which Tenant accepted such offer, Tenant’s rights under this Paragraph 2.2 with respect to such space shall expire and Landlord may offer such space to third parties and may accept the offers of third parties with respect to such space without any liability to Tenant and without any further notice to Tenant.  This Right of First Offer shall revive in the event Landlord leases contiguous space to a third party and that space subsequently becomes available during the Term.  The Right of First Offer shall continue throughout the Term of this Lease.

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                                    2.3       Space Pocketing.  Tenant has the right to space pocket approximately 3800 RSF in an area to be designated by Tenant for months 1-24 of the Lease Term.  Tenant must designate this area no later than the time Tenant submits Space Plans to Landlord pursuant to the Work Letter Agreement.  In the event that Tenant occupies any of the space pocketed area during months 1-24, then Tenant will begin paying Rent on the space pocketed area on the later of month 13 of the Lease Term or the month during which Tenant actually occupies the space pocketed area under the Annual Base Month Rent Schedule set forth in Paragraph 1.7.  Tenant shall be responsible for Operating Expenses for the space pocketed area as of the Commencement Date.  Notwithstanding anything to the contrary set forth herein, the Landlord’s Work under Paragraph 2.1 does not apply to the space pocketed area, except to the extent required for initial occupancy of the Premises.

2.4       Mutual Covenants.  Landlord and Tenant agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions contained in this Lease and each party covenants as a material part of the consideration for this Lease to keep and perform their respective obligations under this Lease.

3.         TERM.

3.1       Initial Term.  The initial term of this Lease (the “Term”) will be for the period designated in Paragraph 1.5 commencing on the date (the “Commencement Date”) that is the later of (a) August 31, 2003 or (b) the date upon which “Landlord’s Work” as described in the Work Letter Agreement, has been Substantially Completed (defined below), subject only to Punch-List (as defined below) items, and Landlord has delivered to Tenant possession of the Premises pursuant to Paragraph 4.1 below, plus any partial month at the beginning of the Term in the event the Commencement Date is other than the first day of a calendar month.  Landlord, Landlord’s architect or Landlord’s other agent authorized in writing will endeavor to notify Tenant in writing fifteen (15) days before the expected date of Substantial Completion of Landlord’s Work.  Landlord shall use commercially reasonable efforts to cause Substantial Completion (defined below) of Landlord’s Work as described in the Work Letter Agreement, subject to only Punch-List items, to occur on or before August 31, 2003 (“Target Completion Date”). If Landlord is unable to cause Substantial Completion of Landlord’s Work to occur by the Target Completion Date, then this Lease shall not be void or voidable, the term of this Lease shall not be extended and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, but Landlord shall provide Tenant with one (1) additional day of free Annual Base Rent for each day of delay beyond August 31, 2003, which additional days of free Annual Base Rent shall apply to the Annual Base Rent first due during the second year of the Term.  In the event Landlord is unable for any reason to cause Substantial Completion of Landlord’s Work to occur by the Target Completion Date, then Tenant shall not be liable for any rent during the period of such delay, and the Commencement Date shall not occur until Landlord delivers possession of the Premises and the Landlord’s Work within the Premises have been Substantially Completed; provided, however, that to the extent Landlord’s failure to so deliver possession on or before the Target Completion Date is attributable to any Tenant Delay(s) (as defined in the Work Letter Agreement), then the Commencement Date shall not be delayed by reason of such Tenant Delay(s), and Landlord shall be entitled to full performance by Tenant (including the payment of rent) from the date Landlord would have been able to achieve Substantial Completion of Landlord’s Work and deliver possession of the Premises to Tenant but for Tenant’s Delay(s) (and such date shall be the Commencement Date hereunder).  Promptly after the Commencement Date, Landlord will deliver to Tenant the Notice of Lease Term Dates in the form attached hereto as Exhibit “C” which Notice will confirm, among other things, the Commencement Date, the Base Rent Commencement Date and the date upon which the Term of this Lease shall end; provided, however, that Landlord’s failure to deliver said Notice shall not affect the computation of said dates.  The Notice will be binding upon Tenant unless Tenant objects to the Notice in writing within ten (10) business days of Tenant’s receipt of the Notice.

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3.2       Option to Extend.  Subject to the terms and conditions contained herein, Tenant shall have two (2) option(s) (the “Extension Option(s)”) to extend the Lease Term, as to not less than the entire Premises, for consecutive periods (each an “Option Period”) of five (5) years each, commencing upon the date the Term would otherwise expire, upon the same terms and conditions previously applicable under this Lease as of immediately prior to expiration of the Term but for the exercise of such Extension Option(s) (including without limitation payment by Tenant of Operating Expenses), except that (i) the Annual Base Rent will be adjusted as provided below, and (ii) Tenant shall have no further extension options, and (iii) Landlord shall provide to Tenant at the commencement of each Option Period for which the Annual Base Rent is equal to or greater than Annual Base Rent for the last year preceding such Option Period an allowance equal to $4.00 per rentable square foot in the Premises for Tenant’s use in refurbishing the Premises, as provided in paragraph 3.3, below.  Each Extension Option may be validly exercised only by written notice to Landlord from Tenant no earlier than twelve (12) months and no later than six (6) months prior to commencement of the Option Period (“Option Notice”), which Option Notice (in order to be effective) must set forth Tenant’s proposed Annual Base Rent to be payable during the Option Period, in accordance with the provisions of Paragraph 3.3 below (“Tenant’s Proposed Rent”); provided, however, (a) that each Extension Option is personal to Tenant and any assignee of Tenant where the assignment to such assignee was made in accordance with the provisions of Paragraph 20 and (b) may be validly exercised only if Tenant (and/or such assignee) has not been in monetary default as defined in Paragraph 18.1(i) under this Lease three (3) or more times during any twelve (12) month period or five (5) or more times during the entire Lease Term (including the first Option Period if validly exercised by Tenant pursuant hereto).  If Tenant does not exercise the Extension Option during the exercise period set forth above in accordance with the provisions hereof, the Extension Option and all subsequent Extension Options shall forever terminate and be of no further force and effect.  If either or both Extension Options are exercised, the resulting Option Period is part of the Lease Term.

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                        3.3       Annual Base Rent During Option Period.  With respect to each Option Period (if any), the Annual Base Rent shall be ninety-five percent (95%) of the “Fair Market Rate” (as hereafter defined) as of the first day of the respective Option Period for office space in comparable office buildings located within ten (10) miles of the Building; provided, however, that in no event shall the Annual Base Rent during either Option Period be less than the Annual Base Rent payable by Tenant under this Lease for the calendar month immediately preceding such respective Option Period, unless agreed in writing by Landlord and Tenant.  For purposes hereof, the “Fair Market Rate” shall mean the base rent payable to a willing landlord by a willing tenant having a similar financial responsibility, credit rating and capitalization as Tenant then has, for like and comparable premises under comparable lease terms and periods and using buildings located within ten (10) miles of the Building, taking into account then existing market-based rental inducements and then existing market-rate annual rent increases, but excluding any tenant improvement allowances.  Brokerage commissions payable by Landlord (or typically payable by landlords of comparable office buildings) shall also be disregarded for purposes of calculating the Fair Market Rate hereunder.  In addition, the new Base Rent shall not reflect any improvements to the Premises made by Tenant at Tenant’s expense which Tenant has the right to remove at the end of the Lease Term.  Within 30 days after Landlord’s receipt of Tenant’s Option Notice (which must include Tenant’s Proposed Rent), Landlord shall advise Tenant in writing (a) if Landlord accepts Tenant’s Proposed Rent as the Annual Base Rent payable during the respective Option Period (in which case the same shall be such Annual Base Rent payable during the respective Option Period), or (b) the amount that Landlord proposes as Annual Base Rent to be payable during the Option Period, in accordance with the provisions of this Paragraph 3.3 (“Landlord’s Proposed Rent”).  Tenant shall then have thirty (30) days after receipt of such written notice from Landlord to accept Landlord’s Proposed Rent in writing.  If Tenant so accepts Landlord’s Proposed Rent, then Landlord’s Proposed Rent shall be the Base Rent for the respective Option Period.  If Tenant does not so accept Landlord’s Proposed Rent in writing within such thirty (30) days, then the parties shall proceed to arbitrate Annual Base Rent payable during the respective Option Period as follows (unless the parties shall have agreed in writing during such thirty (30) days as to the Annual Base Rent payable during the respective Option Period).  The parties shall appoint a single arbitrator, who shall be an MAI appraiser with not less than ten years’ experience in appraising office property in the area within ten (10) miles of the Premises.  If the parties cannot agree upon an arbitrator within ten days after Tenant’s rejection of Landlord’s Proposed Rent, then either party may apply to the Vice President of the Seattle Regional Office of the American Arbitration Association for appointment of such an arbitrator, and the individual appointed by the Director shall be conclusively deemed accepted as the arbitrator for this purpose.  Each party shall pay as and when due one-half of the fees and charges in connection with the appointment of such arbitrator and the rendering of his or her decision under this Paragraph.  Each party shall present to the arbitrator such information as the party deems relevant for the determination of the Annual Base Rent payable during the respective Option Period in accordance with this Paragraph 3.3, and the arbitrator shall select either the Landlord’s Proposed Rent or the Tenant’s Proposed Rent (but no other amount) as being the closest to the Fair Market Rent and the amount so selected shall be the Annual Base Rent payable during the respective Option Period in accordance with this Paragraph 3.3.  The arbitrator’s determination of such Annual Base Rent shall be binding and conclusive on Landlord and Tenant, and shall be the Annual Base Rent payable during said Option Period.

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If Annual Base Rent during an Option Period is greater than Annual Base Rent during the Annual Base Rent during the year immediately preceding such Option Period, Landlord shall make available to Tenant an amount equal to Four Dollars ($4.00) per rentable square foot in the Premises to be used by Tenant for refurbishment within the Premises as Tenant wishes, provided that all such refurbishment shall be deemed Alterations pursuant to Paragraph 9 of this Lease and all such refurbishment shall be accomplished in accordance with Paragraph 9.

                                    3.4       Termination Option.  Landlord grants Tenant a one-time option to terminate the Lease as of the end of the 8th year of the Lease Term (“Termination Option”), which Termination Option must be exercised by written notice to Landlord which must be received by Landlord no later than the end of the 7th year of the Lease Term.  As a condition to the effectiveness of the Termination Option, Tenant shall pay Landlord a termination fee of $1,650,000.00, which fee must be paid to Landlord no later than 3 months prior to the end of the 8th year of the Lease Term.

4.         POSSESSION.

                                    4.1       Delivery of Possession; Early Possession Period.  Landlord shall deliver possession of the Premises to Tenant on or promptly after the date of Substantial Completion of Landlord’s Work, subject to Landlord’s reserved right(s) to enter the Premises (in person or by its contractor(s) or designee(s)) for purposes of completing Punch-List items, inspecting the Premises or the Tenant’s Work, or other legitimate purposes in Landlord’s discretion.  Tenant (and/or its contractor(s) and designees) may thereupon enter the Premises during the period immediately following such tender by Landlord of possession of the Premises (the “Early Possession Period”) at Tenant’s sole risk, for the purpose of performing Tenant’s Work in the Premises (subject to the terms and conditions of the Work Letter Agreement), and to otherwise prepare the Premises for Tenant’s occupancy (subject to the terms and conditions of this Lease), including without limitation to install or deliver supplies, furnishings, equipment, telecommunications equipment, data services, inventory and other personal property in connection with Tenant’s intended possession and use of the Premises in accordance with this Lease.  Landlord shall use commercially reasonable good faith efforts to cause the Early Possession Period to commence as of July 31, 2003.  Tenant agrees that it shall not in any way cause or permit any interference with the progress or completion of Landlord’s Work (including without limitation completion of Punch-List items) in performing Tenant’s Work or otherwise entering the Premises during the Early Possession Period.  Should such entry(ies) by Tenant (its contractors or designees) prove to be an impediment to the progress of Landlord’s Work, in Landlord’s reasonable judgment, then Landlord may demand that Tenant forthwith vacate the Premises until such time as Landlord’s Work is complete (including without limitation all Punch-List items), and Lessee shall immediately comply with this demand, and the Early Possession Period and the Commencement Date shall be extended by the number of days that Tenant so vacates the Premises pursuant to Landlord’s request.  During the Early Possession Period, Tenant shall not owe or pay Landlord any Annual Base Rent or any Operating Expenses accruing during such period, but all of the terms and conditions of this Lease, except for Annual Base Rent and payment of Operating Expenses, shall apply to Tenant’s possession or use of the Premises or entries thereon, including without limitation any and all obligations of Tenant to maintain insurance and/or to indemnify Landlord under this Lease (including without limitation under Paragraph 14.17 hereof).

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4.2       Condition of Premises.  Landlord represents that, to Landlord’s Knowledge (as defined in Paragraph 7.4) the Building and Premises complied on the date of commencement of construction of the Building with all applicable laws and codes, including the Americans with Disabilities Act and including applicable seismic codes.  Tenant hereby acknowledges:  (a) that it has been advised by Landlord to satisfy itself with respect to all aspects of the condition of the Premises, including, without limitation, as to the physical condition of the Building, and all structural and nonstructural components and systems contained therein, the possible impact and application of applicable laws to Tenant’s prospective use, occupancy and/or alteration of the Premises (including, without limitation, all aspects of the Building and the Premises which do or may violate codes, ordinances, rules or other laws now in effect (collectively “Applicable Laws”), all aspects of the Premises relating to the existence of Hazardous Materials (defined below) and the environmental condition of the Premises), and the present and future suitability of the Premises for Tenant’s intended use, (b) that Tenant has made such investigations as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to Tenant’s occupancy of the Premises and/or the term of this Lease, and (c) that neither Landlord nor any of Landlord’s agents has made any oral or written representations or warranties with respect to the said matters other than as set forth in this Lease.  Promptly following Landlord’s delivery of notice of the Commencement Date pursuant to Paragraph 3.1, and in accordance with the Work Letter Agreement, Landlord and Tenant will jointly conduct a walk-through inspection of the Premises and will jointly prepare a punch-list (“Punch-List”) of items required to be installed by Landlord under the Work Letter Agreement which require finishing or correction.  The Punch-List will not include any items of damage to the Premises caused by Tenant’s move-in or early entry, which damage will be corrected or repaired by Landlord, at Tenant’s expense or, at Landlord’s election, by Tenant, at Tenant’s expense.  Except as otherwise expressly provided in this Lease, including, without limitation, Landlord’s obligations under Paragraph 9, and other than the items specified in the Punch-List, by taking possession of the Premises, Tenant will be deemed to have accepted the Premises in its condition on the date of delivery of possession, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations and private covenants, conditions and restrictions governing and regulating the use and occupancy of the Premises and to have acknowledged that the Landlord’s Work has been completed as required by the Work Letter Agreement and that there are no additional items needing work or repair by Landlord, except with respect to defects that are not apparent in a visual inspection.  Landlord will use commercially reasonable efforts to cause all items in the Punch-List to be repaired or corrected within thirty (30) days after the preparation of the Punch-List.  Except as otherwise expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or any portions thereof or with respect to the suitability of same for the conduct of Tenant’s business.

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4.3       Acceptance of Premises.  On the Commencement Date, Tenant shall accept possession of the Premises in their then current condition, except with respect to items that Landlord has not delivered in the condition required in the Work Letter Agreement.

5.         RENT.

5.1       Initial Annual Base Rent.  Commencing on the Base Rent Commencement Date, Tenant shall pay to Landlord the Annual Base Rent set forth in Paragraph 1.8 above, subject to adjustment as hereinafter provided.  An amount equal to one-twelfth of Annual Base Rent shall be payable in advance on the first day of each calendar month during the Term without prior notice or demand.  If the Commencement Date is other than the first day of a calendar month, then the Annual Base Rent for such partial month will be prorated based on the actual number of days in said month.  All rent must be paid to Landlord, without any deduction or offset, in lawful money of the United States of America, at the address designated by Landlord or to such other person or at such other place as Landlord may from time to time designate in writing.

If any amount of the Tenant Improvement Allowance is not used by Landlord in performing Tenant’s Work (the “Remaining Allowance”), such unspent amount shall be used to reduce Annual Base Rent during the Initial Term as follows.  Landlord will develop a notional amortization schedule under which an amount equal to the Remaining Allowance is amortized over a period of 120 months, commencing with the 13th month of the Initial Term and ending at the end of the Initial Term.  Interest on the unamortized notional principal amount shall accrue at an annual rate of twelve percent (such accrual to begin at the beginning of said 13th month) and the amortization schedule shall provide for level total notional payments of principal and interest as of the first day of each of such 120 months.  An amount equal to each such notional payment shall be deducted from the amount of Annual Base Rent payable with respect to each month of the Initial Term commencing on said 13th month and ending with said 120th month (being the 132nd month of the Initial Term).  Alternatively, Tenant may use the Remaining Allowance for additional work at or refurbishment of the Premises or to defray Tenant’s actual out-of-pocket costs of moving into the Premises.

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5.2       Additional Rent.  All amounts and charges to be paid by Tenant hereunder, including, without limitation, real property taxes, maintenance, insurance and repairs, will be considered additional rent for purposes of this Lease, and the word “rent” or “Additional Rent” as used in this Lease will include all such additional rent unless the context specifically or clearly implies that only Annual Base Rent is intended.

5.3       Late Payments.  Late payments of Annual Base Rent and/or any item of additional rent will be subject to interest and a late charge as provided in Paragraph 18 below.

5.4       Triple Net Lease.  This Lease is what is commonly called a “Net, Net, Net Lease”, it being understood that, except as otherwise expressly provided herein, the Landlord shall receive all rent free and clear of any and all other impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Premises.  In addition to Annual Base Rent, Tenant shall pay to the parties respectively entitled thereto, or satisfy directly, Tenant’s Share of all impositions, insurance premiums, operating charges, maintenance charges, construction costs (other than for the initial construction of the Landlord’s Work), Real Property Taxes, CC&Rs charges or assessments or liabilities, costs and expenditures of Landlord in performing any and all maintenance obligations under Paragraph 10.3 hereof, and Tenant’s Share of any and all other present or future charges, costs, obligations, liabilities, requirements, and expenses of any kind or nature which arise with regard to the Premises or may be contemplated under any provisions of the Lease during the Term and relating to the period following the Commencement Date, except as otherwise expressly provided in this Lease (collectively, “Operating Expenses”).

If the Building is at any time less than 90% occupied and/or assessed, Operating Expenses shall be “grossed-up” to an amount that would have been incurred by Landlord had the Building been 100% occupied and/or assessed, PROVIDED that it is the purpose of such “grossing-up” of Operating Expenses to ensure that Tenant is responsible for the appropriate share of Operating Expenses, and PROVIDED that is not the intent of the parties that Tenant shall be required to pay expenses incurred by Landlord in connection with space in the Building that is not part of the Premises and not part of the Common Areas.  For example, if (a) Tenant were the sole tenant in the Building (i.e., the Building is 71.22% occupied), (b) Landlord’s actual costs for a given item of Operating Expense in a given month equal $712.20; and (c) if the Building were 100% occupied, Landlord’s actual costs for such item of Operating Expense in such month would be $1,000.00, the parties agree that Landlord’s actual cost of $712.20 for such item of Operating Expense will be “grossed up” to $1,000.00.  However, Tenant’s Share of Operating Expenses is not affected by such “grossing up” so that Tenant shall be responsible for 71.22% of such “grossed up” amount, or $712.20.

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The amount payable by Tenant for “Controllable Operating Expenses” shall not exceed, in any twelve month period, the amount payable by Tenant for Controllable Operating Costs in the prior twelve month period plus the “Adjustment” as defined below.  “Controllable Operating Expenses” means Operating Expenses other than taxes, insurance, utilities, and other Operating Expenses that Landlord, through prudent management of the Property, is able to control.  The “Adjustment” for the second twelve month period during the Term shall mean the lesser of (a) the actual increase in Controllable Operating Expenses over the prior twelve months (the “Actual Increase”) or (b) five percent (5%) of the Controllable Operating Expenses for the prior twelve months (the “Percentage Increase”).  For any subsequent twelve month period, the Adjustment may be increased by any amount by which the Actual Increase in any prior twelve month period was less than the Percentage Increase for that twelve month period, but the Controllable Operating Expenses in any given twelve month period will never be greater than the product that would be obtained by increasing Controllable Operating Expenses in each twelve month period beginning with Commencement Date by five percent (5%) per annum.

Tenant’s Share of all of such Operating Expenses shall constitute additional rent, and upon the failure of Tenant to pay or satisfy Tenant’s Share of any of such Operating Expenses as provided herein, Landlord shall have the same rights and remedies as otherwise provided in the Lease for the failure of Tenant to pay rent.  It is the intention of the parties, that, except as otherwise expressly provided herein, this Lease shall not be terminable for any reason by Tenant, and that Tenant shall in no event be entitled to any abatement, offset, deduction, or reduction of rent payable under this Lease.  Tenant’s sole recourse to resolve a dispute under this Lease shall be to a court of law and, except as otherwise expressly provided herein, Tenant shall have no right to offset any damages or claims against any payments due Landlord.  Any present or future law to the contrary shall not alter this agreement of the parties.

5.5       Operating Expenses Paid by Landlord.  Notwithstanding the provisions of Paragraph 5.5, Landlord shall perform the following property management services (as to some or all of which Landlord may enter into third party maintenance agreements from time to time, in Landlord’s sole discretion), and pay all costs and expenditures relating thereto (each and all of which costs and expenditures shall be included without limitation in the Operating Expenses), subject in each case to Tenant’s obligation to reimburse Landlord for Tenant’s Share of the entire cost thereof as additional rent as provided in this Paragraph 5 or in Paragraphs 8 and 15 of this Lease:

(i)         Perform and pay for the maintenance obligations described in Paragraph 10.3 hereof;

(ii)        Procure the insurance described in Paragraph 15;

(iii)       Pay Real Property Taxes as described in Paragraph 8;

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(iv)       Pay all assessments levied against the Property under the CC&Rs, if any; and

(v)        Pay utilities as described in paragraph 13 below, except to the extent utility services are separately metered to any individual tenant.

Without limiting the provisions of Paragraphs 8 and 15, prior to the Commencement Date and on or about the beginning of each calendar year during the Term of the Lease, Landlord shall furnish to Tenant an estimate of Tenant’s Share of the foregoing costs (which costs shall include a management fee payable by Tenant to Landlord based on a market rate percentage, not to exceed three percent (3%) of Annual Base Rent plus Tenant’s Share of Operating Expenses payable under this Lease from time to time) applicable to the Premises for the ensuing calendar year.  The management fee for the first year shall be calculated based on second year base rent.  Tenant shall thereupon pay to Landlord in advance on the first day of each calendar month monthly installments of such estimated amount.  Upon the rendering of the statement by Landlord of Tenant’s Share of the foregoing costs actually incurred during the calendar year for which monthly installments were paid by Tenant, Tenant shall, within thirty (30) days thereafter, pay to Landlord the sum of (x) the excess, if any, of Tenant’s Share of such costs actually assessed for the calendar year over the monthly installments paid by Tenant in respect of such calendar year and (y) the excess, if any, of the monthly installments of Landlord’s estimate of Tenant’s Share of such costs for the current calendar year over the monthly installments then being paid by Tenant multiplied by the number of months which shall have elapsed, in whole or in part, since the commencement of the current calendar year.  If Tenant’s estimated monthly installments for the prior or current calendar year shall exceed the Tenant’s Share of actual costs for the prior calendar year or the estimated costs for the current calendar year, respectively, such excess shall first be credited against any amounts due for the prior calendar year and the balance, if any, shall be credited against the next succeeding installment or installments of the Landlord’s estimate of such costs coming due hereunder.  If any such costs paid by Tenant shall cover any period of time prior to or after the expiration of the Term, such costs are to be equitably prorated to cover only the period of time during which this Lease shall be in effect, and Landlord will promptly reimburse Tenant to the extent required.

For purposes of calculating insurance premiums as part of Operating Expenses, the parties acknowledge that it will be impractical for Landlord to determine the proportion of Landlord’s corporate-wide insurance costs that are attributable to the Premises, the Building, or the Project at any time when Landlord maintains blanket insurance coverage.  Therefore, in lieu of such proration, Landlord may obtain in any calendar year no fewer than two (2) quotes from reputable insurance brokers for such coverage as it relates to the Premises, the Building, and/or the Project (as appropriate) and the average of such quotes shall be deemed by the parties to be Landlord’s insurance cost for such calendar year.  Such quotes shall assume that the deductible or self-assumed portion of any physical damage coverage is not less than $50,000 or more than $100,000 for damage other than earthquake damage, and equal to a percentage of insured value with respect to earthquake coverage that is standard at the time such quotes are received.

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                        5.6       Exclusions From Operating Expenses. Operating Expenses shall not include income, business & occupation or franchise taxes, expenses for which the Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant or otherwise); expenses incurred in leasing or procuring tenants (including, without limitation, lease commissions, legal expenses, and expenses of renovating space for tenants); legal expenses arising out of disputes with tenants or the enforcement of the provisions of any lease of space in the Building; interest or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases; costs of any work or service performed for or facilities furnished to a tenant at the tenant's cost; the cost of correcting latent defects in the construction of the Building, except those conditions (not occasioned by construction defects) resulting from wear and tear shall not be deemed defects.  Costs of capital improvements and depreciation and amortization shall be allowed to the extent provided in paragraph 5.6(vii) below).  Landlord and Tenant shall each from time to time upon request of the other sign a written memorandum confirming the amount of the Additional Rent as adjusted from time to time hereunder.

                                     (i)         Tenant shall have the right, upon fulfillment of the conditions set forth below, to conduct one (1) audit of the Landlord's books and records covering the Operating Expenses for a particular calendar year to verify the accuracy of the Landlord's determination of the Tenant's Proportionate Share of such Operating Expenses.  The conditions which must be met before Tenant shall have the right to audit the books and records of a particular calendar year are as follows:

                                                (ii)        Tenant must provide Landlord not less than thirty (30) days' prior written notice of the Tenant's election to audit (the "Tenant's Notice of Audit"), which Tenant's Notice of Audit and information must be delivered to Landlord within ninety (90) days after Tenant's receipt of the Landlord's statement of actual Operating Expenses for a particular calendar year.

                                                (iii)       Tenant's audit must be undertaken and completed by Tenant or its agents at reasonable times during Landlord's normal business hours at the place where the Landlord's records are kept.  Said audit must be completed within one hundred twenty (120) days of Tenant's receipt of the Landlord's statement of Operating Expenses for a particular calendar year.

                                                (iv)       Tenant shall not be entitled to conduct an audit if Tenant is in default under this Lease at the time Tenant gives its Tenant's Notice of Audit or at the time the Tenant or its agent undertakes the audit.

                                                (v)        The Tenant's rights to audit the Landlord's books and records shall be strictly limited to the right set forth above and the Tenant shall have no right to audit any of the Landlord's books or records for any calendar year before or after the Lease Term or for any calendar year other than the immediately preceding calendar year as set forth above.  All costs and expenses of the audit shall be borne solely by the Tenant, unless such audit reveals discrepancies equal to or greater than five percent (5%) of the amount billed to Tenant, in which case the cost of the audit shall be borne by Landlord.

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                                                (vi)       A true and correct copy of the audit shall be delivered to the Landlord within fifteen (15) days of the completion of such audit if Tenant requests a credit for overpayment.  Any overpayment shown by such audit shall be subject to the Landlord's prompt verification and, upon such verification, shall be given to the Tenant as a credit against Operating Expenses next falling due or, if after the expiration of the Term, shall be paid directly to Tenant.

                                                (vii)      Landlord may include as Operating Expenses: (a) capital costs required for the repair, replacement, renewal, maintenance, or upkeep of any portion of the Building, Property, or Project; (b) capital costs incurred for the purpose of effecting economies in the operation or maintenance of the Building and (c) capital costs incurred to cause the Building to comply with any requirement of applicable law enacted or coming into force or interpreted to apply to the Building, Property, or Project after the date of construction of the Building PROVIDED that any capital expenditure allowed as an Operating Expense shall be amortized over the useful life of such item (as reasonably determined by Landlord in a manner consistent with generally accepted accounting principles) and the amount of any capital expenditure allowed as an Operating Expense in any year shall not exceed the amount of such amortization together with interest on the unamortized balance at a rate of interest equal to the lower of the actual interest rate paid by Landlord to finance such capital improvement or the Interest Rate at the time such calculation is to be made;

6.         COVENANTS, CONDITIONS AND RESTRICTIONS.  Tenant acknowledges and agrees that this Lease and all of Tenants’ rights and obligations under this Lease shall be subject to the terms of the following (collectively, the “CC&Rs”):  (i) Declaration of Covenants, Conditions and Restrictions recorded on October 18, 1986 in the Office of Records and Elections, King County, Washington, as Instrument No. 8610160240, as the same have been amended, and (ii) all other covenants, conditions, restrictions, easements and other agreements and matters of record concerning the Premises as of the date of execution of this Lease, a copy of each of which has previously been provided to Tenant.  Tenant covenants to comply with all terms, conditions, and provisions of the CC&Rs (as they may be amended from time to time) applicable to the Premises and Tenant’s use thereof, including, without limitation, all maintenance and use requirements, restrictions, and prohibitions.  Tenant also covenants: (i) to pay directly, or reimburse Landlord, at Landlord’s option, for Tenant’s Share of all charges, costs and assessments (including, without limitation, maintenance assessments, and all other assessments, assessments required under the CC&Rs) imposed on the Building or the Premises or any portion thereof (or its owner or occupants) pursuant to the CC&Rs, and (ii) to satisfy and comply with all other terms, conditions, liabilities, responsibilities, and obligations as they relate to the Premises under the CC&Rs.

7.         USE.

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7.1       Tenant’s Use of the Premises.  The Premises shall be used solely for the use or uses set forth in Paragraph 1.9 and Tenant will not use or permit the Premises to be used for any other purpose, without Landlord’s prior written consent in its sole and absolute discretion from time to time.  The parties agree that any contrary use shall be deemed to cause material and irreparable harm to Landlord and shall entitle Landlord to injunctive relief in addition to any other available remedy.

7.2       Compliance.  At Tenant’s sole cost and expense, Tenant agrees to procure, maintain and hold available for Landlord’s inspection all governmental licenses and permits required for the proper and lawful conduct of Tenant’s business from the Premises, if any.  Tenant agrees not to use, alter or occupy the Premises or allow the Premises to be used, altered or occupied in violation of, and Tenant, at its sole cost and expense, agrees to use and occupy the Premises and cause the Premises to be used and occupied in compliance with, all Applicable Laws.  Tenant agrees not to do or permit anything to be done in or about the Premises which will in any manner obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or unreasonably annoy them, or use or allow the Premises to be used for any unlawful or unreasonably objectionable purpose.  Tenant agrees not to cause, maintain or permit any nuisance or waste in, on, under or about the Premises.  Tenant shall not do or permit to be done anything which will invalidate or substantially increase the cost of any insurance policy(ies) covering the Building, the Project and/or their contents, and shall substantially comply with all applicable insurance underwriters’ rules and the requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function.  Tenant shall comply at its expense with all present and future laws, ordinances, restrictions, regulations, orders, rules and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, including, without limitation, all federal and state occupational health and safety requirements, whether or not Tenant’s compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises.  Tenant shall comply at its expense with all present and future covenants, conditions, easements or restrictions now or hereafter affecting or encumbering the Premises and/or Project (to the extent the same are applicable to the Premises), and any amendments or modifications thereto, including, without limitation, the payment by Tenant of any periodic or special dues or assessments charged against the Premises or Tenant which may be allocated to the Premises or Tenant in accordance with the provisions thereof.  Tenant shall promptly upon demand reimburse Landlord (or pay directly, if Tenant maintains the insurance required pursuant to Paragraph 15) for any additional insurance premium charged by reason of Tenant’s failure to comply with the provisions of this Section, and shall indemnify Landlord from any liability and/or expense resulting from Tenant’s noncompliance.

Notwithstanding anything to the contrary in this Paragraph 7.2, Tenant shall not be obligated to make any structural repairs or alterations to the Building or the Premises which relate to Applicable Laws which are in effect as of the date of this Lease specified in Paragraph 1.1 Tenant shall be responsible for the costs associated with compliance with all future Applicable Laws with respect to the interior of the Premises and Landlord shall make all such repairs or alterations to the extent required by existing Applicable Laws.  Structural improvements or repairs to the Building, Common Areas, or entrances to the Premises which are mandated by future Applicable Laws shall be made by Landlord and the costs of such repairs will be chargeable as an Operating Expense as provided in paragraph 5.6(vii).

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7.3       Hazardous Materials.  Tenant covenants and agrees that it will not, except in strict compliance with applicable law and regulations, cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposes of on, in, under or about the Premises, the Building, or any portion thereof by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.  Upon the expiration or earlier termination of this Lease but subject to Landlord’s right to oversee remediation described below, Tenant agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, the Project or any portion thereof by Tenant or any of Tenant’s Parties.  To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, subsidiaries of any tier, affiliates, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) but only to the extent that any of the foregoing arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building, the Project or any other portion thereof that are caused or knowingly permitted by Tenant or any of Tenant’s Parties.  Tenant agrees to promptly notify Landlord of any release or suspected release of Hazardous Materials at the Premises of which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities.  In the event of any release of Hazardous Materials caused or knowingly permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord reasonably deems necessary or appropriate to remediate such release and prevent any similar future release.  In the event that any act or omission of Tenant, any Tenant Party, or any agent, contractor, employer, affiliate or invitee of either of the same shall cause or result in any release of any Hazardous Material (including, without limitation, the groundwater and subsurface soils under the Property), the Building or the environment or contamination of any of the same by any Hazardous Material (collectively, a “Tenant Release”), Landlord may require (a) that Landlord shall exclusively conduct in good faith all investigatory, scoping and planning activities with respect to such Tenant Release; the preparation and negotiation (with the relevant governmental authorities) of any action plan or remediation plan required, necessary or convenient with respect to such Tenant Release in order to comply with all applicable Laws or to otherwise restore the affected portion of the Premises to its condition immediately prior to such Tenant Release, all as determined in good faith by Landlord; the selection of all consultants and contractors to investigate the need for, scope, perform and monitor any such remediation or abatement of such Tenant Release; and all other matters relating to the investigation and remediation of any such Tenant Release, or (b) that Tenant shall perform such of the activities as described in the preceding clause (a) with respect to the Tenant Release in question as Landlord shall designate, and in all cases Tenant shall reimburse Landlord for all costs and expenses from time to time incurred or expended by Landlord under this Paragraph 7.3 within ten (10) days of Landlord’s written demand therefor, or at Landlord’s election bear such costs and expenses directly.

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As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulations, order or ruling of any agency of the State of Washington, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons.  Notwithstanding the foregoing, (a) Hazardous Materials do not include perfumes, cosmetics and alcoholic beverages that are customarily sold to the public, and (b) Tenant may, without Landlord’s prior consent, but in compliance with all Applicable Laws, use any ordinary and customary cleaning and janitorial supplies and materials and office supplies.  The provisions of this Paragraph 7.3 will survive the expiration or earlier termination of this Lease.

                                    7.4       Landlord Representation.  Landlord represents that on the date of this Lease, Landlord has no Knowledge that the Property contains Hazardous Materials in violation of any Applicable Laws.  “Knowledge” means the actual knowledge without further inquiry of Stephen Tochko,  Landlord’s Manager of Environmental Remediation.

8.         TAXES.

8.1       Payment of Taxes.  Tenant agrees to pay to Landlord Tenant’s Share of all Real Property Taxes, as defined in Paragraph 8.2 below, applicable to the Premises during the Term of this Lease.  Prior to the Commencement Date and on or about the beginning of each calendar year during the Term of the Lease, Landlord shall furnish to Tenant an estimate of Tenant’s Share of the Real Property Taxes applicable to the Premises for the ensuing calendar year.  Tenant shall thereupon pay to Landlord in advance on the first day of each calendar month monthly installments of such estimated amount.  Upon the rendering of the statement by Landlord of Tenant’s Share of all Real Property Taxes actually assessed on the Premises during the calendar year for which monthly installments were paid by Tenant, Tenant shall, within thirty (30) days thereafter, pay to Landlord the sum of (x) the excess, if any, of Tenant’s Share of the Real Property Taxes applicable to the Premises actually assessed for the calendar year over the monthly installments paid by Tenant in respect of such calendar year and (y) the excess, if any, of the monthly installments of Landlord’s estimate of Tenant’s Share of Real Property Taxes applicable to the Premises for the current calendar year over the monthly installments then being paid by Tenant multiplied by the number of months which shall have elapsed, in whole or in part, since the commencement of the current calendar year.  If Tenant’s estimated monthly installments for the prior or current calendar year shall exceed the Tenant’s Share of actual Real Property Taxes applicable to the Premises for the prior calendar year or the estimated Real Property taxes applicable to the Premises for the current calendar year, respectively, such excess shall first be credited against any amounts due for the prior calendar year and the balance, if any, shall be credited against the next succeeding installment or installments of the Landlord’s estimate of all Real Property Taxes applicable to the Premises coming due hereunder.  If any such Real Property Taxes paid by Tenant shall cover any period of time prior to or after the expiration of the Term, such Real Property Taxes are to be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Landlord will promptly reimburse Tenant to the extent required.  Tenant shall have the right to contest, at its sole cost and expense, with the appropriate taxing authority any Real Property Taxes that Tenant is obligated to pay under this Lease.  If Tenant requests that Landlord contest any Real Property Taxes that are passed through to Tenant upon payment by Tenant to Landlord of amounts Landlord reasonably anticipates it will incur to contest any such Real Property Taxes, Landlord shall not decline to do so if the expected savings from challenging the tax during the initial five year period after the contest is reasonably expected to exceed the cost of the contest and if Tenant posts reasonable security in the amount of the Real Property Taxes being challenged.

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8.2       Definition of “Real Property Taxes”.  As used herein, the term “Real Property Taxes” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any parking surcharge, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes or documentary transfer taxes) now or at any time hereafter imposed on or with respect to the Premises by any authority having the direct or indirect power to tax or assess, including without limitation any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Premises or in the real property of which the Premises are a part.  The term “Real Property Taxes” shall also include any present or future tax, fee, levy, assessment or charge (i) in substitution of, partially or totally, any tax, fee, levy, assessment or charge herein above included within the definition of “Real Property Tax,” or (ii) the nature of which was hereinabove included within the definition of “Real Property Tax,” or (iii) which is imposed as a result of a transfer, either partial or total, of Landlord’s interest in the Premises or which is added to a tax or charge previously included within the definition of real property tax by reason of such transfer, or (iv) which is imposed by reason of this transaction, any modifications or changes hereto, or any transfers hereof, or (v) which is measured by or reasonably attributable to the cost or value of Tenant’s equipment, fixtures or other property located on the Premises or Tenant’s leasehold improvements made in or to the Premises, regardless of whether title to such improvements shall be in Landlord or Tenant, or (vi) upon or with respect to Tenant’s possession, leasing, operation, maintenance, management, repair, use or occupancy of the Premises or any portion thereof.

8.3       Joint Assessment.  If the Building is not separately assessed, Tenant’s share of Real Property Taxes will be based on an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Landlord from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available or, to the extent such Real Property Taxes are based upon factors other than the value, the amount of such taxes reasonably allocable to the Premises based upon such other factors.  Landlord’s reasonable determination thereof in good faith shall be conclusive and binding upon Tenant.

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8.4       Personal Property Taxes.  Tenant agrees to pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere.  When possible, Tenant will cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.  If any of Tenant’s personal property is assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property.

9.         ALTERATIONS.  After Landlord’s installation of the initial Landlord’s Work for the Premises pursuant to the Work Letter Agreement attached to this Lease, Tenant may, at its sole cost and expense and in every case (whether a Consent Required Alteration or otherwise) following prior written notice to Landlord, make alterations, additions, improvements, and decorations to the Premises, including without limitation the Tenant’s Work described in the Work Letter Agreement (collectively, “Alterations”) subject to and only upon the following terms and conditions:

9.1       Prohibited Alterations.  Tenant shall not make any Alterations without Landlord’s prior written consent under any of the following circumstances: (i) the cost of such Alterations when added to the costs of all other Alterations made during that calendar year of the Lease Term exceed Fifty Thousand Dollars ($50,000), or (ii) such Alterations affect the structural components of the Building, the bearing walls, the roof, or major Building systems or facilities serving the Premises, such as plumbing, heating, air conditioning, ventilating, electrical or lighting facilities, boilers, fired or unfired pressure vessels, fire sprinkler and/or standpipe and hose or other fire hydrants operating at the Premises; or (iii) such Alterations are any portion(s) of the Tenant’s Work described in the Work Letter Agreement ((i) through (iii) collectively, “Consent Required Alterations”).  As regards the Tenant’s Work as described in the Work Letter Agreement, the terms and conditions of this Paragraph 9 are in addition to the terms and conditions of the Work Letter Agreement; provided, however, that in the event of express conflict between the terms and conditions of this Paragraph 9 and the terms and conditions of the Work Letter Agreement as regards the Tenant’s Work, the terms and conditions of the Work Letter Agreement shall prevail.

9.2       Landlord’s Approval.  Before proceeding with any Consent Required Alterations Tenant must first obtain Landlord’s written approval of the plans, specifications and working drawings for such Alterations, which approval Landlord shall not unreasonably withhold or delay.  Landlord shall have ten (10) business days in which to approve or disapprove any such plans, specifications, and/or working drawings for such Alterations (in which case Landlord shall describe to Tenant the items giving rise to such disapproval).   Landlord’s failure to respond to Tenant in writing within such ten (10) business day period shall be deemed to constitute Landlord’s disapproval thereof.  Tenant may request that Landlord, at the time of giving its approval or disapproval as provided in this Paragraph 9.2, tell Tenant whether or not Landlord will require Tenant upon expiration or earlier termination of the Lease to remove such Alterations.  If Landlord fails to respond in writing within such twenty (20) business day period, such failure to respond shall constitute Landlord’s determination that such Alteration which is the subject of such approval request will need to be removed by Tenant at its sole cost and expense upon expiration or earlier termination of the Lease.  Landlord’s approval of plans, specifications and/or working drawings for Alterations will not create any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable permits, laws, rules and regulations of governmental agencies or authorities.

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9.3       Contractors.  Alterations may be made or installed only by contractors and subcontractors which have been approved by Landlord, which approval Landlord will not unreasonably withhold or delay.  Before proceeding with any Alterations, Tenant agrees to provide Landlord with ten (10) days’ prior written notice and Tenant’s contractors must obtain and maintain, on behalf of Tenant and at Tenant’s sole cost and expense: (i) all necessary governmental permits and approvals for the commencement and completion of such Alterations and (ii) if requested by Landlord in its sole and absolute discretion, a completion and lien indemnity bond, payment and performance bonds, or other surety, reasonably satisfactory to Landlord for such Alterations.  Throughout the performance of any Alterations, Tenant agrees to obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Paragraph 15 of this Lease.  Upon completion of the Alterations, Tenant shall deliver to Landlord copies of unconditional lien releases executed by all contractors, subcontractors and suppliers who performed work or supplied materials in connection with the construction of the Alterations.

9.4       Manner of Performance.  All Alterations must be performed: (i) in accordance with the approved plans, specifications and working drawings (to the extent such approval is required above); (ii) in a first-class and workmanlike manner; (iii) in compliance with all applicable permits, laws, statutes, ordinances, rules, regulations, orders and rulings now or hereafter in effect and imposed by any governmental agencies and authorities which assert jurisdiction; and (iv) in such a manner so as not to impose any additional expense upon Landlord.

9.5       Ownership.  Landlord shall have the right (in its sole and absolute discretion) to elect pursuant to Paragraph 23.1 hereof to require that all Alterations become the property of Landlord upon surrender of the Premises to Landlord and remain upon and be surrendered with the Premises at the end of the Term of this Lease.

9.6       Plan Review.  Tenant agrees to pay Landlord, as additional rent, the reasonable costs of professional services and costs for general conditions of Landlord or Landlord’s third party consultants if utilized by Landlord for review of all plans, specifications and working drawings for any consent-required Alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants.

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9.7       Personal Property.  All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including Tenant’s business and trade fixtures, furniture, movable partitions and equipment such as telephones, copy machines, computer terminals, refrigerators and facsimile machines) will be and remain the property of Tenant, and must be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease.  Tenant agrees to repair any damage caused by such removal at its cost on or before the expiration or earlier termination of this Lease.

9.8       Removal of Alterations.  If Tenant fails to remove by the expiration or earlier termination of this Lease all of its personal property, Landlord may (without liability to Tenant for loss thereof) treat such personal property at Tenant’s sole cost and expense, and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (i) remove and store such items; and/or (ii) upon ten (10) days’ prior notice to Tenant, sell, discard or otherwise dispose of all or any such items at private or public sale for such price as Landlord may obtain or by other commercially reasonably means.  Tenant shall be liable for all costs of disposition of Tenant’s abandoned property and Landlord shall have no liability to Tenant with respect to any such abandoned property.  Landlord agrees to apply the proceeds of any sale of any such property to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

10.       REPAIRS AND SERVICES.

10.1     Tenant’s Obligations.  Except as provided in Paragraph 5.5 above and in Paragraph 10.3 below, Tenant agrees to keep in good order, condition and repair the Premises and every part thereof (whether or not such portion of the Premises requiring repair, or the means of repairing the same are reasonable or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, the age or the quality of construction of such portion of the Premises) including, without limiting the generality of the foregoing, all plumbing, heating, ventilation, air conditioning, electrical, lighting facilities and equipment (in each such case only to the extent located within and serving exclusively the Premises), fixtures, interior walls, ceilings, floors, windows, doors, plate glass and skylights located within the portion of the Premises that is located in the Building..  Tenant agrees to cause any mechanics’ liens or other liens arising as a result of work performed by Tenant or at Tenant’s direction to be eliminated as provided in Paragraph 11 below.

10.2     Tenant’s Failure to Repair.  If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following ten (10) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as additional rent, Landlord’s costs for making such repairs plus an amount not to exceed five percent (5%) of such costs for overhead, within ten (10) days of receipt from Landlord of a written itemized bill therefor.  Any amounts not reimbursed by Tenant within such ten (10) day period will bear interest at the Interest Rate until paid by Tenant.

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10.3     Landlord’s Obligations.  (a) Notwithstanding anything to the contrary contained in Paragraph 10.1, Landlord shall be responsible for maintaining and, to the extent required, replacing and repairing, only (i) the Building’s roof, roof membrane and support structure, roof drainage system, exterior walls, exterior waterproofing, foundations, Building slab, structural elements, and the elevator therein; (ii) all exterior landscaping for the Building; (iii) all subterranean improvements, systems, appurtenances, elements and utilities; (iv) any and all Common Areas (including without limitation all parking areas, loading and unloading areas, trash areas, walkways, driveways, drive aisles, landscaped areas, bumpers, irrigation systems, lighting facilities, fences, gates, fire detection and/or sprinkler systems, exterior signs, tenant directories, utilities servicing the Common Areas, trash disposal, security services, pest control services, property management; (v) any and all electrical, plumbing, heating, ventilation, air conditioning and other Building operating systems which provide service to portions of the Building in addition to the Premises; and (vi) to the extent that Landlord may elect from time to time in its sole and absolute discretion, any maintenance or repair obligations otherwise the responsibility of the Tenant under Paragraph 10.1 above.  Tenant waives the right to make repairs at Landlord’s expense under any law, statute, ordinance, rule, regulation, order or ruling.  Except as provided in Paragraphs 4.3, 5.5 and 8 above, this Paragraph 10.3, and in Paragraphs 13, 15, 16 and 17, below, it is intended by the parties that Landlord have no obligation of any kind whatsoever, (i) to repair or maintain the Premises or any portion thereof, or any equipment therein, all of which obligations are intended to be Tenant’s obligations, except for structural and non-structural (including maintenance) repairs to the Building’s roof, exterior walls (including exterior painting), foundation bed, building slab, or (ii) to pay any other cost or expense whatsoever directly or indirectly relating to the ownership, management, lease, operation or use of the Premises.  Landlord’s cost of performing its obligations under this paragraph 10.3(a) are Operating Expenses.  Notwithstanding anything to the contrary set forth herein, any capital costs in excess of $25,000.00 shall be amortized over their useful life using generally accepted accounting principles, consistently applied, and in a manner consistent with Paragraph 5.6(vii).

(b) Landlord shall also provide the following services (which are Operating Expenses):

(1)             Card key access security system for exterior building doors

(2)              Landlord will provide heating, ventilation, and air conditioning to the Premises and Building Common Areas to maintain an interior temperature range between 70 and 74 degrees Fahrenheit (regardless of exterior air temperatures), with relative humidity (in server and UPS rooms only) between 40% and 60%, on a year-round basis from 7:00 a.m. to 8:00 p.m. on weekdays (other than holidays) and from 8:00 a.m. to 2:00 p.m. on Saturdays (except as otherwise provided by the Washington State Energy Code or by other applicable law).  Climate control will be provided to Tenant’s telephone room and computer room 24 hours per day (and the expense of such climate control will be charged 100% to Tenant).  Submetering of applicable utilities will be provided where reasonably available, including but not limited to electrical service.

(3)             Landlord will provide janitorial service five (5) times per week (with an adjustment for holiday weeks) in a manner consistent with Class A office buildings in Auburn, Washington.  In the alternative, Tenant may, at its own option, contract directly with a janitorial company for its own space.  Common Area janitorial expenses shall be included in Operating Expenses.

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(c) Tenant shall reimburse to Landlord Tenant’s Share of all costs and expenditures of Landlord in performing its obligations under this Paragraph 10.3, as Operating Expenses pursuant to the provisions of Paragraph 5 hereof (provided that any of the foregoing that are capital expenses pursuant to paragraph 5.6(vii) of this Lease will be chargeable as provided therein).

11.       LIENS.  Tenant agrees not to permit any mechanic’s, materialmen’s, construction or other liens to be filed against all or any part of the Premises, Building or the Property, nor against Tenant’s leasehold interest in the Premises; by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees.  At Landlord’s request, Tenant agrees to provide Landlord with enforceable, conditional and final lien releases (or other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials at the Premises.  Landlord will have the right at all reasonable times to post on the Premises and record any notices which it deems necessary for protection from such liens.  If any such liens are filed, Tenant will, at its sole cost, promptly cause such liens to be released of record or bonded so that it no longer affects title to the Premises or the Property.  If Tenant fails to cause any such liens to be so released or bonded within twenty (20) days after filing thereof, such failure will be deemed a material breach by Tenant under this Lease, and Landlord may, without saving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claims giving rise to such liens.  Tenant agrees to pay to Landlord within ten (10) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

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12.       ENTRY BY LANDLORD.  Landlord and its employees and agents will at all times have the right, upon 24 hours prior telephonic notice and during normal business hours (except in the case of an emergency), to enter the Premises to inspect the same, to show the Premises to prospective purchasers, and/or to repair the Premises as permitted or required by this Lease.  During the last six months of the Term (except when Tenant has exercised an Extension Option that would extend the Term beyond the end of such six month period), Landlord and its employees and agents will have the right upon 24 hours prior telephonic notice and during normal business hours to enter the Premises to show the Premises to prospective tenants.  In exercising such entry rights, Landlord will endeavor to minimize, as reasonably practicable, the interference with Tenant’s business, and will provide Tenant with reasonable advance notice of any such entry (except in emergency situations).  Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed.  Landlord will have the right to use any and all means which Landlord may reasonably deem proper to open said doors in an emergency in order to obtain entry to the Premises.  Any entry to the Premises obtained by Landlord by any of said means, in the event made in accordance with this Paragraph, will not be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises.  Landlord will not be liable to Tenant for any damages or losses for any entry by Landlord.  Landlord acknowledges that its entry to the Premises may be restricted to comply with requirements regarding bonded warehouses and Landlord agrees that it will not enter any portion of the secured and bonded area of the warehouse portion of the Premises without being accompanied by a representative of Tenant.

13.       UTILITIES AND SERVICES.  Landlord agrees to contract directly for and to pay for all water, gas, heat, light, power, telephone, waste removal, sewer and other utilities and services supplied to the Premises, together with any taxes and/or fees thereon.  Landlord shall use commercially reasonable, good faith efforts to cause these utilities to be directly metered to the Premises, and the cost of acquiring and installing said meters shall be an Operating Expense.  Tenant shall contract directly for its own telephone and data services.  Landlord will not be liable to Tenant for any failure to furnish any of the foregoing utilities and services including without limitation as a result of:  (i) accident, breakage or repairs; (ii) strikes, lockouts or other labor disturbance or labor dispute of any character; (iii) governmental regulation, moratorium or other governmental action or inaction; or (iv) inability despite the exercise of reasonable diligence to obtain electricity, water or fuel.  Landlord shall, however, repair any damage to the foregoing utility facilities caused by Landlord or Landlord Parties.  Notwithstanding the foregoing sentence, if utility service to the Premises is interrupted for a continuous period of more than five (5) consecutive days after written notice of such interruption is given from Tenant to Landlord and such interruption renders a portion of the Premises unusable and is not the fault of Tenant, then Annual Base Rent for such portion of the Premises shall be abated for the period from five (5) business days after Landlord’s receipt of notice of the interruption of utility service until the restoration of utility service to an extent which causes such portion of the Premises to be usable (but only to the extent of rent interruption insurance proceeds actually received by Landlord).

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14.       ASSUMPTION OF RISK AND INDEMNIFICATION.

14.1     Assumption of Risk.  Tenant, as a material part of the consideration to Landlord, hereby agrees that neither Landlord nor any Landlord Indemnified Parties (as defined in Paragraph 7.3 above) will be liable to Tenant for, and Tenant expressly assumes the risk of and waives any and all claims it may have against Landlord or any Landlord Indemnified Parties with respect to, (i) any and all damage to property or injury to persons in, upon or about the Premises or the Project (except that to the extent resulting from the negligent or willful misconduct of Landlord or any of Landlord’s Parties), (ii) any such damage caused by other persons in or about the Premises or the Project (except that to the extent resulting from the negligent or willful misconduct of Landlord or any of Landlord’s Parties), (iii) any damage to property entrusted to employees at the Premises (except that to the extent resulting from the negligent or willful misconduct of Landlord or any of Landlord’s Parties), (iv) any loss of or damage to property by theft or otherwise except that to the extent resulting from the negligent or willful misconduct of Landlord or any of Landlord’s Parties, or (v) any injury or damage to persons or property resulting from any casualty, explosion, failing plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness.  Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any Landlord Indemnified Parties will be liable for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any Tenant Parties.  Tenant agrees to give prompt notice to Landlord in case of fire or accidents in the Premises, or of defects therein or in the fixtures or equipment.

14.2     Tenant’s Indemnification of Landlord.  Except to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord’s Parties, Tenant will be liable for, and agrees, to the maximum extent permissible under applicable law, to promptly indemnify, protect, defend (using counsel acceptable to Landlord) and hold harmless Landlord and Landlord Indemnified Parties from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs, including attorneys’ fees reasonably and actually incurred and, court costs (collectively, “Indemnified Claims”), arising or resulting from (i) any act or omission of Tenant or any Tenant’s Parties (as defined in Paragraph 7.3 above); (ii) the use of the Premises and conduct of Tenant’s business by Tenant or any Tenant’s Parties, or any other activity, work or thing done or knowingly permitted by Tenant or any Tenant’s Parties, in or about the Premises or elsewhere within the Project; and/or (iii) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease.  In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, agrees to promptly defend the same at Tenant’s sole cost and expense by counsel approved in writing by Landlord, which approval Landlord will not unreasonably withhold, condition or delay.  Tenant’s duty to defend Landlord under this Paragraph 14.2 shall include the duty to defend Landlord against any claims or matters which raise any potential or possibility for indemnification under this Paragraph, or which involve any allegations of matters which would raise any such potential or possibility of indemnification, regardless of whether such allegations are false, frivolous, groundless or valid defenses thereto exist.  If this Paragraph 14 is held by a court of competent jurisdiction to be subject to the provisions of RCW 4.24.115, then this Paragraph 14 shall be limited to the extent necessary to conform to the requirements of RCW 4.24.115.  Tenant hereby waives any immunity it may have under RCW Title 51 to the extent of its indemnity obligations under this Paragraph 14.

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14.3     Survival; No Release of Insurers.   Tenant’s indemnification obligations under this Paragraph 14 will survive the expiration or earlier termination of this Lease.  Tenant’s and Landlord’s covenants, agreements and indemnification obligation in this Paragraph 14 are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provisions of this Lease.

15.       INSURANCE.

15.1     Payment for Insurance.  Tenant shall reimburse Landlord for Tenant’s Share of the cost of the insurance procured by Landlord under Paragraph 15.3.  Prior to the Commencement Date and on or about the beginning of each calendar year of the Lease, Landlord shall furnish to Tenant an estimate of Tenant’s Share of the cost of the insurance procured by Landlord under Paragraph 15.3.  Tenant shall thereupon pay to Landlord in advance on the first day of each calendar month monthly installments of such estimated amount.  Upon the rendering of the statement by Landlord of the cost of such insurance actually incurred during the calendar year for which monthly installments were paid by Tenant, Tenant shall, within thirty (30) days thereafter, pay to Landlord the sum of (x) the excess, if any, of Tenant’s Share of the cost of such insurance actually incurred for the calendar year over the monthly installments paid by Tenant in respect of such calendar year and (y) the excess, if any, of the monthly installments of Landlord’s estimate of Tenant’s Share of the cost of such insurance for the current calendar year over the monthly installments paid by Tenant multiplied by the number of months which shall have elapsed, in whole or in part, since the commencement of the current calendar year.  If Tenant’s estimated monthly installments for the prior or current calendar year shall exceed Tenant’s Share of the actual the cost of such insurance for the prior or current calendar year, respectively, such excess shall first be credited against any amounts due for the prior calendar year and the balance, if any, shall be credited against the next succeeding installment or installments of the Landlord’s estimate of the cost of insurance coming due hereunder.  Premiums for policy periods commencing prior to or extending beyond the Lease Term shall be prorated to correspond to the Lease Term.  Landlord may from time to time adjust the insurance to be maintained by Landlord and/or Tenant pursuant to this Paragraph 15 as is required by its lender(s) or as necessary to conform to prudent risk management practices generally prevailing for real estate assets comparable to the Premises in the Auburn, Washington region.

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15.2     Liability Insurance.  Tenant shall obtain and keep in force during the Term of this Lease a Commercial General Liability policy of insurance protecting Tenant and Landlord and any lender(s) whose name(s) have been provided to Tenant in writing (as an additional insured(s)) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto.  Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $3,000,000 per occurrence with an “Additional Insured-Manager or Lessors of Premises” endorsement and contain the “Amendment of the Pollution Exclusion” endorsement for damage caused by heat, smoke or fumes from a hostile fire.  The policy shall contain coverage for cross-liability and severability of interest, and shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.  The limits of said insurance required by this Lease or as carried by Tenant shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder.  All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.  Any deductible under such Commercial General Liability Policy shall not exceed Five Thousand Dollars ($5,000.00).

15.3     Property Insurance - Building, Improvements and Rental Value.

(i)         Building and Improvements.  Landlord shall obtain and keep in force during the Term of this Lease a policy or policies in the name of Landlord with loss payable to Landlord and to the holders of any mortgages, deeds of trust or ground leases on the Premises (“Lender(s)” ), insuring loss or damage to the Premises.  The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by Lenders, provided that Landlord may at its option maintain deductibles or self-insured retentions in accordance with Landlord’s blanket insurance program.  However, Alterations shall be insured by Tenant under Paragraph 15.4 rather than by Landlord.  Such policy or policies shall insure against all risks of direct physical loss or damage (including earthquake insurance (to full replacement) and perils of floods if the Property is in a flood zone) and public liability insurance, including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Premises required to be demolished or removed by reason of the enforcement of any building, zoning, safety or land use laws as the result of a covered cause of loss.  Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S.  Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located.  Tenant shall be liable for such deductible amount in the event of an Insured Loss, as defined in Paragraph 16.1(iii).

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(ii)        Rental Value.  Landlord shall, in addition, obtain and keep in force during the Term of this Lease a policy or policies in the name of Landlord, loss of rents insurance against all risks of loss with loss payable to Landlord and Lender(s), insuring the loss of the full rental and other charges payable by Tenant to Landlord under this Lease (Annual Base Rent and Additional Rent) for one (1) year (including all Real Estate Taxes, insurance and maintenance costs, and any scheduled rental increases).  Said insurance shall provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year’s loss of rental revenues from the date of any such loss.  Said insurance shall contain an agreed valuation provision in lieu of any coinsurance’ clause, and the amount of coverage shall be adjusted annually to reflect the projected rental income, Real Estate Taxes, insurance premium costs and other expenses, if any, otherwise payable by Tenant, for the next twelve (12) month period.  Landlord may elect to self-insure such risk in accordance with Landlord’s blanket insurance program and risk management policies.  Tenant shall be liable for any deductible amount in the event of such loss (but in no event shall Tenant be liable for more than Tenant’s Share of the lesser of (a) the actual deductible amount in the applicable insurance policy or (b) $100,000).

(iii)       Adjacent Premises.  Tenant shall pay for any increase in the premiums payable by Landlord for property adjacent to or near the Premises if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.  Landlord shall provide Tenant evidence of any such increase upon Tenant’s written request.

(iv)       Boiler and Machinery.  To the extent deemed prudent by Landlord, acting in accordance with its company-wide risk management program, Landlord shall acquire and pay for boiler and machinery insurance covering damage to or destruction of machinery and equipment located on the Premises or in the Building that is used for heating, refrigerating, ventilating, air-conditioning power generation and similar purposes, in an amount not less than one hundred percent (100%) of the actual replacement value of such machinery and equipment.  Any such costs so incurred by Landlord are Operating Expenses.

15.4     Tenant’s Property Insurance.  Subject to the requirements of Paragraph 15.5, Tenant at its cost shall either by separate policy or, at Tenant’s option, by endorsement to a policy already carried by Tenant, maintain insurance coverage on all Tenant’s personal property, Tenant’s Work and Alterations in, on, or about the Premises similar in coverage to that carried by Landlord under Paragraph 15.3(i).  Such insurance shall be full replacement cost coverage with a commercially reasonable deductible.

15.5     Insurance Policies.  Insurance required hereunder shall be in companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A-, VIII, or such other rating as may be reasonably required by a Lender having a lien on the Premises, as set forth in the most current issue of “Best’s Insurance Guide.”  For the insurance required to be carried by Tenant hereunder, Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Paragraph 15.  Tenant shall cause to be delivered to Landlord certified copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with the insureds and loss payable clauses as required by this Lease.  Such policies shall provide that the insurer shall provide Landlord with thirty (30) days prior written notice of cancellation or material modification, PROVIDED that if Tenant’s insurer will not take such action or will take such action only for a fee that Tenant deems unreasonable, Tenant may at its option elect to provide such information itself at Tenant’s cost and risk.  Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with evidence of renewals or “insurance binders” evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand.  If Tenant shall fail to procure and maintain the insurance required to be carried by Tenant under this Paragraph 15, Landlord may, but shall not be required to, procure and maintain the same.  If, in the reasonable opinion of Landlord’s insurance advisor, the amount or scope of such coverage is deemed inadequate at any time during the Term (or any Extension Period), Landlord (or Tenant, in the case of insurance carried or which is required to be carried by Tenant) shall increase such coverage to such commercially reasonable amounts or scope as Landlord’s advisor deems adequate; provided, that in no circumstance shall the amount of scope of such coverage be increased more frequently than every two (2) years.  The loss, if any, under the policies of insurance required hereunder to be maintained by Tenant shall be adjusted by mutual agreement between Landlord and Tenant.  It is the intention of the parties that the proceeds under the policies of insurance covering the Landlord’s Work, Standard Tenant Improvements, Tenant’s Work and Alterations and all other portions of the Premises (including without limitation the Building Systems, but specifically excluding the Tenant’s personal property) shall be adjusted in such a manner to assure that the Landlord’s Work and Building Systems can be assured of reconstruction; provided, however, the parties acknowledge that reconstruction of all portions of the Premises should be undertaken in a cost effective and efficient manner and therefore reconstruction (and payment of insurance proceeds) of Landlord’s Work and Building Systems may be undertaken concurrently with reconstruction of the Standard Tenant Improvements, Tenant’s Work and Alterations.  In the event either party has elected to terminate the Lease as provided in Paragraph 16 below, the insurance proceeds (excluding those attributable to the Tenant’s personal property) shall be made available to Landlord, or if required by Lender, to Lender.  Notwithstanding the foregoing, nothing under this Lease shall be deemed to give Landlord any rights to insurance proceeds payable with respect to Tenant’s Property.

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15.6     Waiver of Subrogation.   Without affecting any other rights or remedies, Tenant and Landlord (“Waiving Party”) each hereby release and relieve the other, and waive their entire right to recover damages (whether in contract or in tort) against the other, for loss of or damage to the Waiving party’s property arising out of or incident to the perils required to be insured against under Paragraph 15, but only to the extent of insurance proceeds actually received by reason of such insured matter(s).  The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of insurance carried or required, or by any deductibles applicable hereto.

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15.7     Exemption of Landlord from Liability.  Landlord shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, stream, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible, except to the extent that such damage or injury is caused by the negligence or willful misconduct of Landlord.  Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of Landlord.  Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant’s business or for any loss of income or profit therefrom, or for any other consequential, indirect, or incidental damages.

16.       DAMAGE OR DESTRUCTION.

16.1     Definitions.

(i)         “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises (other than Alterations) which does not constitute a Premises Total Destruction.  Premises Partial Damage includes any loss due to casualty that prevents Tenant from conducting its business twenty-four hours day, seven days a week (unless such loss constitutes Premises Total Destruction).

(ii)        “Premises Total Destruction” shall mean damage or destruction to the Premises (other than Alterations) the repair cost of which damage or destruction is 50% or more of the then Replacement Cost of the Premises immediately prior to such damage or destruction, excluding from such calculation the value of the land and Alterations.  Premises Total Destruction includes any loss due to casualty that prevents Tenant from conducting its business twenty-four hours a day, seven days a week (except that damage or destruction that affects less than 50% of the Premises as measured by Replacement Cost will be considered Premises Partial Damage).

(iii)       “Insured Loss” shall mean damage or destruction to improvements on the Premises (other than Alterations) which was caused by an event required to be covered by the insurance described in Paragraph 15.3, irrespective of any deductible amounts or coverage limits involved.

(iv)       “Replacement Cost” shall mean the cost to repair or rebuild the Building and improvements owned by Landlord at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of applicable building codes, ordinances or laws, and without deduction for depreciation.

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(v)        “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, Hazardous materials, as defined in Paragraph 7.3, in, on, or under the Premises.

16.2     Partial Damage - Insured Loss.  If a Premises Partial Damage that is an Insured Loss occurs, then Landlord shall repair such damage (but not Tenant’s trade fixtures or Alterations) as soon as reasonably possible and this Lease shall continue in full force and effect and all insurance proceeds shall be made available to Landlord to complete such repairs.  Notwithstanding the foregoing, if the required insurance was not in force, the party responsible for maintaining the required insurance shall promptly contribute the shortage in proceeds (except as to the deductible, which is Tenant’s responsibility, to the extent provided below) as and when required to complete said repairs.  In the event of a shortage in proceeds for any reason other than Landlord’s failure to carry the required insurance, Landlord shall have no obligation to restore the unique aspects of the Premises unless Tenant provides Landlord with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor.  If Landlord receives said funds or adequate assurance thereof within said ten (10) day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect.  If Landlord does not receive such funds or assurance within said period, Landlord may nevertheless elect by written notice to Tenant within ten (10) days thereafter to make such restoration and repair as is commercially reasonable with Landlord paying any shortage in proceeds, in which case this Lease shall remain in full force and effect.  If in such case Landlord does not so elect, then this Lease shall terminate sixty (60) days following the occurrence of the damage or destruction.  Tenant shall be entitled to retain all insurance proceeds reasonably allocable to Tenant’s trade fixtures or Alterations, and to repair and restore or replace the same in such manner to such extent as Tenant may determine.  If Landlord elects to repair the Premises, but said repairs cannot be completed within 270 days of the Partial Damage, Tenant may elect to terminate the Lease upon written notification to Landlord within ten (10) days after the expiration of the 270-day period; the 270 day period described in this sentence will be shortened during the last two years of the term of this Lease to the lesser of (a) 200 days and (b) one-half the number of days in the remainder of the term of this Lease.  Unless otherwise agreed, Tenant will in no event have any right to reimbursement from Landlord for any funds contributed by Tenant to repair any such damage or destruction.

16.3     Partial Damage - Uninsured Loss.  If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Tenant and not insured against by insurance coverage that Landlord is required to carry under this Lease, (in which event Tenant shall repair such damage at Tenant’s expense and this Lease shall continue in full force and effect, but subject to Landlord’s rights under Paragraph 18), Landlord may at Landlord’s option, either: (i) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such damage of Landlord’s desire to terminate this Lease as of the date sixty (60) days following the giving of such notice.  In the event Landlord elects to give such notice of Landlord’s intention to terminate this Lease, Tenant shall have the right within ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay for the repair of such damage totally at Tenant’s expense and without reimbursement from Landlord.  Tenant shall provide Landlord with the required funds or satisfactory assurance thereof within thirty (30) days following Tenant’s said commitment.  In such event this Lease shall continue in full force and effect, and Landlord shall proceed to make such repairs as soon as reasonably possible and-the required funds are available.  the times specified above, this Lease shall terminate as of the date specified in Landlord’s notice of termination.  If Landlord elects to repair the Premises, but such repairs cannot be completed within 270 days of the Partial Damage, Tenant may elect to terminate the Lease upon written notification to Landlord within ten (10) days after the expiration of the 270-day period; the 270 day period described in this sentence will be shortened during the last two years of the term of this Lease to the lesser of (a) 200 days and (b) one-half the number of days in the remainder of the term of this Lease.

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16.4     Total Destruction.  Notwithstanding any other provision hereof, if a Premises Total Destruction occurs (including any destruction required by any authorized public authority) and the damage to the Premises cannot reasonably be repaired within 270 days following the Premises Total Destruction, this Lease shall terminate sixty (60) days following the date of such Premises Total Destruction, whether or not the damage or destruction is an Insured Loss or was caused by a negligent or willful act of Tenant; the 270 day period described in this sentence will be shortened during the last two years of the term of this Lease to the lesser of (a) 200 days and (b) one-half the number of days in the remainder of the term of this Lease.  If the damage to the Premises can in Landlord’s estimation reasonably be repaired in the 270 day period (or shorter period, if applicable under the preceding sentence), then Landlord will promptly repair the damage.  In the event, however, that the damage or destruction was caused by Tenant, Landlord shall have the right to recover Landlord’s damages from Tenant except as released and waived in Paragraph 15.6.

16.5     Damage Near End of Term.  If at any time during the last six (6) months of the Term of this Lease there is damage for which the cost to repair exceeds one (1) month’s Annual Base Rent, whether or not an Insured Loss, Landlord may, at Landlord’s option, terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving written notice to Tenant of Landlord’s election to do so within fifteen (15) days after the date of occurrence of such damage; provided, however, that if Tenant at that time has an exercisable option to extend this Lease, then Tenant may preserve this Lease by, within twenty (20) days following the occurrence of the damage, or before the expiration of the time provided in such option for its exercise, whichever is earlier (“Exercise Period”), (i) exercising such option, and (ii) providing Landlord with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs.  If Tenant duly exercises such option during said Exercise Period, Landlord shall, at Landlord’s expense repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect.  If Tenant fails to exercise such option during said Exercise Period or fails to provide Landlord with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, then either party may at its option terminate this Lease as of the expiration of said sixty (60) day period following the occurrence of such damage by giving written notice to the other within ten (10) days after the expiration of the Exercise Period, notwithstanding any term or provision in the grant of option to the contrary.

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16.6     Abatement of Rent; Tenant’s Remedies.  In the event of damage described in Paragraph 16.2, 16.3, 16.4 or 16.5, whether or not Landlord repairs or restores the Premises but provided Landlord is paid and receives proceeds from the rent stream insurance to be carried by Tenant pursuant to Paragraph 15, the Annual Base Rent and Additional Rent, payable by Tenant hereunder for the period during which such damage, its repair or the restoration continues, shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired.  Except for abatement of Base Rent, as aforesaid, all other obligations of Tenant hereunder shall be performed by Tenant, and Tenant shall have no claim against Landlord for any damage (whether direct, indirect, consequential, or incidental) suffered by reason of such repair or restoration.

16.7     Termination-Advance Payments.  Upon termination of this Lease pursuant to this Paragraph 16, an equitable adjustment shall be made concerning advance Annual Base Rent and any other advance payments made by Tenant to Landlord.

16.8     Waiver of Statutes.  Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

16.9     Responsibility for Deductibles or Self-Insured Retentions.  It is agreed that the cost to Landlord of any deductible or self-insured retention in connection with physical damage property insurance is an Operating Expense, but in no event shall Tenant be liable for more than Tenant’s Share of the lesser of (a) the actual deductible amount in the applicable insurance policy or (b) $100,000.

17.       EMINENT DOMAIN.

17.1     Substantial Taking.  If more than twenty percent (20%) of the Premises or more than twenty percent (20%) of the rentable square footage of the Building or twenty-five percent (25%) of the land area of the Premises which is not occupied by the Building, is taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, and the portion taken materially and adversely impairs Tenant’s ability to conduct its permitted business on the Premises (assuming required repairs), Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to such authority by giving Landlord written notice of such termination within thirty (30) days after Landlord has given notice of such taking to Tenant.  In the event Tenant does not elect to terminate the Lease, Landlord will thereafter proceed to make a functional unit of the remaining proportion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority) and rent will be abated in proportion to the rentable square footage of the Building which Tenant is deprived of on account of such taking.  Notwithstanding the foregoing, if more than fifty percent (50%) of the rentable square footage of the Building or more than fifty percent (50%) of the land area of the Premises is taken, Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to such authority by giving Tenant written notice of such termination within thirty days after Landlord has received notice of such taking.

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17.2     Partial Taking; Abatement of Rent.  In the event of a taking of a portion of the Premises which does not constitute a substantial taking under Paragraph 17.1 above, neither party will have the right to terminate this Lease and Landlord will thereafter proceed to make a functional unit of the remaining portion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority), and rent will be abated in proportion to the rentable area of the Building which Tenant is deprived of on account of such taking.

17.3     Condemnation Award.  In connection with any taking of all or any portion of the Premises, Landlord will be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant (except for the unamortized value of Tenant’s Work and Alterations), it being expressly understood and agreed by Tenant that no portion of any such award will be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value will be the sole property of Landlord.  Notwithstanding the foregoing, Tenant will have the right to separately seek and recover from the condemning authority any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, Tenant’s Work and Alterations, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

17.4     Temporary Taking.  In the event of taking of the Premises or any part thereof for temporary use, this Lease will remain unaffected thereby and Annual Base Rent and Additional Rent will abate with respect to the portion of the Premises that are temporarily taken.    For purpose of this Paragraph 17.4, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

18.       DEFAULTS AND REMEDIES.

18.1     Defaults.  The occurrence of any one or more of the following events will be deemed a default by Tenant:

(i)         (a)The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure continues for a period of three (3) business days after written notice thereof from Landlord to Tenant; (b) the failure by Tenant to maintain in force any insurance policy required to be maintained by Tenant hereunder, where such failure continues for a period of three (3) business days after written notice thereof from Landlord to Tenant; provided, however, that any such notice (whether under clause (a) or (b)), will be in lieu of, and not in addition to, any notice required under applicable law (including, without limitation, any notices regarding unlawful detainer or eviction actions or any successor statute or law of a similar nature).

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(ii)        The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Paragraph 18.1(i) above or in Paragraph 18.1(iii), (iv), (v) and (vi) below, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant.  The provisions of any such notice will be in lieu of, and not in addition to, any notice required under applicable law (including, without limitation, any statutory notice requirement regarding unlawful detainer or eviction actions and any successor statute or similar law).  If the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant will not be deemed to be in default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(iii)       Assignment, sublease, encumbrance or other transfer of the Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord if such assignment is in violation of this Lease.

(iv)       The discovery by Landlord that any financial certificate provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false as to the time period for which Landlord may rely upon the applicable financial statement.

(v)        The failure of Tenant to timely and fully provide any subordination agreement, estoppel certificate in accordance with the requirements of this Lease.

(vi)       (A) The making by Tenant of any general assignment for the benefit of creditors; (B) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (C) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (D) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

18.2     Landlord’s Remedies; Termination.  In the event of any default by Tenant, in addition to any other remedies available to Landlord at law or in equity under applicable law, Landlord will have the immediate right and option to terminate this Lease and all rights of Tenant hereunder.  If Landlord elects to terminate this Lease then, to the extent permitted under applicable law, Landlord may recover from Tenant: (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, results therefrom, including, but not limited to reasonable attorneys’ fees and costs actually incurred; unamortized brokers’ commissions; and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, the Tenant’s Work and any other items which Tenant is required under this Lease to remove but does not remove, as well as any unamortized Tenant Improvement Allowance or other costs or economic concessions provided, paid, granted or incurred by Landlord pursuant to this Lease.  The unamortized value of such concessions shall be determined by taking the total value of such concessions and multiplying such value by a fraction, the numerator of which is the number of months of the Lease Term not yet elapsed as of the date on which the Lease is terminated, and the denominator of which is the total number of months of the Term.  As used in this clauses (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate.  As used in clause (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

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18.3     Landlord’s Remedies; Re-Entry Rights.  In the event of any default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord will also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises.  Such property may be removed and stored in a public warehouse or elsewhere and/or disposed of at the sole cost and expense of and for the account of Tenant in accordance with the provisions of Paragraph 18.2 of this Lease or any other procedures permitted by applicable law.  No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 18.3 will be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

18.4     Landlord’s Remedies; Re-Letting.  In the event of the vacation or abandonment of the Premises by Tenant for a period of more than thirty (30) days or in the event that Landlord elects to re-enter the Premises or takes possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law upon default by Tenant under Paragraph 18, then if Landlord does not elect to terminate this Lease, Landlord may from time to time without terminating this Lease, either recover all rent as it becomes due or relent the Premises or any part thereof on terms and conditions as Landlord in its sole and absolute discretion may deem advisable with the right to make alterations and repairs to the Premises in connection with such reletting.  If Landlord elects to relent the Premises, then rents received by Landlord from such reletting will be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises incurred in connection with such reletting; fourth, to the payment of rent due and unpaid hereunder and the residue, if any, will be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder.  Should that portion of such rents received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant agrees to pay such deficiency to Landlord immediately upon demand therefor by Landlord.  Such deficiency will be calculated and paid monthly.

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18.5     Landlord’s Remedies; Performance for Tenant.  All covenants and agreements to be performed by Tenant under any of the terms of this Lease are to be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent.  If Tenant fails to pay any sum of money owed to any party other than Landlord, for which it is liable under this Lease, or if Tenant fails to perform any other act on its part to be performed hereunder, and such failure continues for ten (10) days after written notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant.  Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate, from the date of such payment by Landlord until reimbursed by Tenant.  This remedy shall be in addition to any other right or remedy of Landlord set forth in this Paragraph 18.

18.6     Late Payment.  If Tenant fails to pay any installment of rent within three (3) business days after written notice from Landlord to Tenant that such payment is due or if Tenant fails to make any other payment for which Tenant is obligated under this Lease within three (3) business days after written notice from Landlord to Tenant that such payment is due, such late amount will accrue interest at the Interest Rate and Tenant agrees to pay Landlord as additional rent such interest on such amount from the date such amount becomes due until such amount is paid.  In addition, in the event such failure continues for more than ten (10) days after written notice from Landlord to Tenant that such payment is due, Tenant agrees to pay to Landlord concurrently with such late payment amount, as additional rent, a late charge equal to ten percent (10%) of the amount due to compensate Landlord for the extra costs Landlord will incur as a result of such late payment.  The parties agree that (i) it would be impractical and extremely difficult to fix the actual damage Landlord will suffer in the event of Tenant’s late payment, (ii) such interest and late charge represents a fair and reasonable estimate of the detriment that Landlord will suffer by reason of late payment by Tenant, and (iii) the payment of interest and late charges are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments.  Acceptance of any such interest and late charge will not constitute a waiver of the tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.  If Tenant incurs a late charge more than three (3) times in any period of twelve (12) months during the Lease Term, then, notwithstanding that Tenant cures the late payments for which such late charges are imposed, Landlord will have the right to required Tenant thereafter to pay all installments of Annual Base Rent quarterly in advance throughout the remainder of the Term.

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18.7     Landlord Default.  Notwithstanding any other provision of this Lease, if Landlord fails to discharge any obligation this Lease confers on it to maintain or repair the Premises or the Building and does not commence to cure such failure within thirty (30) days after receiving written notice of such failure from Tenant then Tenant may (but shall not be obligated to) elect, without waiving or releasing Landlord from its obligations, to perform such obligations, in which case Landlord shall reimburse Tenant within ten (10) days of written demand for the actual and reasonable cost thereof.

18.8     Rights and Remedies Cumulative.  All rights, options and remedies of Landlord and Tenant contained in this Lease will be construed and held to be cumulative, and no one of them will be exclusive of the other, and Landlord and Tenant shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease.  Nothing in this Paragraph 18 will be deemed to limit or otherwise affect Tenant’s indemnification of Landlord or Landlord’s Indemnification of Tenant pursuant to any provision of this Lease.

19.       SECURITY DEPOSIT.

 Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the amount set forth in Paragraph 1.8 (the “Security Deposit”), which shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof.  Landlord shall not be required to segregate the Security Deposit from its general funds or in any other manner, nor shall Landlord be obligated to pay Tenant interest on the Security Deposit for any reason(s).  If Tenant defaults with respect to any provision of this Lease, including. without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default (in addition to all other Landlord rights and remedies at law or in equity).  In the event Landlord utilizes all or any portion of the Security Deposit as permitted hereunder, Tenant shall promptly (and in no event later than ten (10) days following written request therefore) reinstate that portion of the Security Deposit so utilized, and any such reinstatement amount shall constitute additional rent due by Tenant hereunder).  The Security Deposit, or any balance thereof, shall be returned to Tenant or to the last assignee of Tenant’s interest hereunder within sixty (60) days of the expiration of the Term of this Lease and Tenant’s vacation of the Premises (except as otherwise required by law).  In the event that Annual Base Rent is increased during any Option Period(s), Tenant shall immediately thereupon deposit with Landlord the amount of such increase as an increased Security Deposit.

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20.       ASSIGNMENT AND SUBLETTING.

20.1     Restriction on Transfer.  Except as expressly provided in this Paragraph 20, Tenant will not, either voluntarily or by operation of law, assign or encumber this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a “Transferee”), without the prior written consent of Landlord, which consent will not be unreasonably withheld, in accordance with the provisions of Paragraph 20.6.  No assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any such assignment or subletting or attempted assignment or subletting shall constitute a material default of this Lease.  Landlord shall not be deemed to have given its consent to any assignment or subletting by any other course of action, including its acceptance of any name for listing in the Building directory.  To the extent not prohibited by provisions of the Bankruptcy Code, 11 U.S.C Section 101 et seq. (the “Bankruptcy Code”), including Section 365(f)(1), Tenant on behalf of itself and its creditors, administrators and assigns waives the applicability of Section 365(e) of the Bankruptcy Code unless the proposed assignee of the Trustee for the estate of the bankrupt meets Landlord’s standard for consent as set forth in Paragraph 20.6 of this Lease.  If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations to be delivered in connection with the assignment shall be delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of this assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

20.2     Corporate and Partnership Transfers.  For purposes of this Paragraph 20, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, will be deemed a Transfer and will be subject to all of the restrictions and provisions contained in this Paragraph 20, unless either (a) such transfer is accomplished by transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market or (b) if the transferee is a wholly-owned subsidiary of Tenant or is under common control with Tenant, has a net worth and liquidity equal to or greater than Tenant, and is carrying on the same business and will make the same use of the Premises as Tenant.

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Landlord acknowledges that Tenant made public on May 20, 2003 that its Chairman of the Board, Firoz Lalji, had made an offer along with a group of investors to take Zones, Inc. from a publicly held corporation to a privately held corporation.  The details of the proposed transaction have not been finalized as of the date of this Lease.  Landlord further acknowledges that the provisions of this paragraph 20.2 shall not apply to such transaction, so long as the financial standing of the resulting privately held company is not materially less than the financial standing of the Tenant on the date hereof.

20.3     Permitted Controlled Transfers.  Notwithstanding any other provision of this Lease to the contrary, Tenant shall have the right with notice to Landlord but without Landlord’s consent, to transfer or assign this Lease or sublet any portion or the whole of the Premises (“Permitted Transfer”) to (a) any fifty percent (50%) direct or indirect subsidiary corporation of Tenant, (b) any corporation succeeding to all or substantially all of the assets of Tenant as a result of a bona fide consolidation or merger, (c) any entity to which all or substantially all of the assets of Tenant have been sold, (d) any entity that owns at least fifty percent (50%) of the ownership interests in Tenant, or (e) an entity that is at least fifty percent (50%) owned by an entity that has a grater than fifty percent (50%) ownership interest in Tenant; provided, however, that in each case the surviving entity must have net worth and liquidity at least commensurate with Tenant’s as of the date of the Transfer, and further provided that the assignor and assignee shall be and remain jointly and severally liable for all obligations of Tenant under this Lease.

20.4     Transfer Notice.  If Tenant desires to effect a Transfer, other than will be governed exclusively by the provisions of Paragraph 20.3, then at least thirty days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, subtenant or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, the intended use of the Premises by the Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require.  If within ten (10) business days after Landlord’s receipt of the Transfer Notice Landlord reasonably requests additional detail, the Transfer Notice will not be deemed to have been received until Landlord receives additional detail, and Landlord may withhold consent to any Transfer until such information is provided to it.

20.5     Landlord’s Options.  Within fifteen (15) days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord concerning the proposed Transferee’s financial responsibility, Landlord will elect to do one of the following: (i) consent to the proposed Transfer; or (ii) refuse such consent, which refusal shall be on reasonable grounds including, without limitation, those set forth in Paragraph 20.6 below.  Notwithstanding the provisions of Subsection (b) above, in lieu of consenting to a proposed assignment or subletting which would result in the assignment and/or subletting of thirty percent (30%) or more of the floor areas of the Premises in the aggregate, Landlord may also elect by written notice given within the time period set forth in this Paragraph 20.5, to (i) sublease the Premises (or the portion proposed to be subleased), or take an assignment of Tenant’s interest in this Lease, upon the same terms as offered to the proposed subtenant or assignee (excluding terms relating to the purchase of personal property, the use of Tenant’s name or the continuation of Tenant’s business), and Landlord shall thereupon owe no further consideration to Tenant, whether under Paragraph 20.8 hereof or otherwise), or (ii) terminate this lease as to the portion of the Premises proposed to be subleased or assigned with a proportionate abatement in the rent payable under this Lease, effective on the date that the proposed sublease or assignment would have become effective.  Landlord may thereafter, at its option, assign or re-let any space so recaptured to any third party, including without limitation the proposed transferee of Tenant, and Landlord shall thereupon owe no further consideration to Tenant, whether under Paragraph 20.8 hereof or otherwise.

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20.6     Reasonable Disapproval.  Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Paragraph 20.5 will be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (i) the proposed Transferee is a governmental entity; (ii) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (iii) the use of the Premises by the Transferee is not permitted by the use provisions in Paragraph 7 hereof, or otherwise poses a risk of material increased liability to Landlord; (iv) the Transferee has a tangible net worth, computed in accordance with generally accepted accounting principles, consistently applied, excluding, however, all intangible assets such as goodwill, patents, trademarks, copyrights, franchises, research and development (“TNW”), of less than the TNW of Tenant as of the date of execution of this Lease; or (iv) Landlord reasonably believes that the Transferee otherwise does not have the financial or other capability to fulfill the obligations imposed by the Transfer and this Lease.

20.7     Additional Conditions.  A condition to Landlord’s consent to any Transfer of this Lease (or the effectiveness of any Transfer under Paragraph 20.3 for which Landlord’s consent is not required) will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of  an assignment, the delivery to Landlord of an agreement executed, by the Transferee in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder.  As a condition for granting its consent to any assignment or sublease, Landlord may require that the assignee or subtenant remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or subtenant.  As a condition to Landlord’s consent to any sublease, such sublease must provide that it is subject and subordinate to this Lease and to all mortgages; that Landlord may enforce the provisions of the sublease, including collection of rent; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the sublease, or (ii) take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, in which case such subtenant will attorn to Landlord, but that nevertheless Landlord will not (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant, or (3) be bound by any previous modification of any sublease made without Landlord’s written consent, or by any previous prepayment by subtenant of more than one month’s rent.

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20.8     Excess Rent.  If Landlord consents to any assignment of this Lease for which consent is required under this Paragraph 20, Tenant agrees to pay to Landlord, as additional rent fifty percent (50%) of all sums and other consideration payable to and for the benefit of Tenant by the assignee on account of the assignment of Tenant’s leasehold interest under this Lease but not on account of the assignment of Tenant’s rights in Alterations to, or furnishings, fixtures or equipment owned by Tenant and situated on the Premises, as and when such sums and other consideration are due and payable by the assignee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant’s liability for the same Tenant agrees to instruct the assignee to pay such sums and other consideration directly to Landlord).  If for any sublease Tenant receives rent or other consideration, either initially or over the term of the sublease, in excess of the rent fairly allocable to the portion of the Premises which is subleased based on square footage, Tenant agrees to pay to Landlord as additional rent fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.  In calculating excess rent or other consideration which may be payable to Landlord under this Paragraph, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions and attorneys’ fees and other amounts reasonably and actually expended by Tenant in connection with such assignment or subletting if acceptable written evidence of such expenditures is provided to Landlord.  Tenant shall not pay to or share with any affiliate of Tenant any portion of any such excess rent.

20.9     No Release.  No Transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder (and the assignor and assignee shall be and at all times remain jointly and severally liable for the full and timely performance of all obligations of Tenant hereunder).  Landlord may require that any Transferee remit directly to Landlord on a monthly basis all monies due Tenant by said Transferee.  However, the acceptance of rent by Landlord from any other person will not be deemed to be a waiver by Landlord of any provision hereof.  Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer.  In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.  If Landlord and the Transferee enter into an agreement to extend the Term, Tenant shall not be liable for matters that arise during such extended term.

20.10   Administrative and Attorneys’ Fees.   If Tenant requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, Tenant agrees to pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus any reasonable attorneys’ and paralegal fees and costs, and accountant’s or other consultants’ reasonable fees and costs, incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise).  Acceptance of the Five Hundred Dollars ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees will in no event obligate Landlord to consent to any proposed Transfer.

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21.       NOTICES.  Any notice required or permitted to be given hereunder must be in writing and delivered either by hand, by telecopy or by nationally recognized overnight delivery service, and it shall be deemed given and received on the day hand delivered, on the day of a telecopy transmission whose receipt is confirmed by telephonic response, on the day after timely deposit with an overnight delivery service with all charges for next business day delivery prepaid.  Confirmation copies of notices sent by or telecopy shall be sent by regular U.S. mail.  Notices to Tenant and Landlord shall be sufficient if delivered to Tenant and Landlord at each such party’s address designated in Paragraphs l.2 and 1.3.  Either party may specify a different address for notice purposes by written notice to the other, except that the Landlord may in any event use the Premises as Tenant’s address for notice purposes, as long as the notice in question is also simultaneously addressed and delivered to the persons designated in Paragraph 1.3.

22.       BROKERS.  Each party represents and warrants to the other, that, to its knowledge, no broker, agent or finder other than the Brokers listed in Paragraph l.11 (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease.  Landlord will compensate the Brokers listed in Paragraph 1.11 in full accordance with a separate agreement with the Brokers.  Landlord and Tenant each agree to promptly indemnify, protect, defend and hold harmless the other from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and court costs) resulting from any breach by the indemnifying party of the foregoing representation, including, without limitation, any claims that may be asserted by any broker, agent or finder undisclosed by the indemnifying party.  The foregoing mutual indemnity shall survive the expiration or earlier termination of this Lease.  Seller shall pay each of the Brokers listed in Paragraph 1.11 hereof a commission pursuant to separate written agreement between Seller and each such Broker.  In no event shall any commission or other compensation be payable to any broker(s) (including without limitation the Broker(s)) by reason of the exercise (if any) by Tenant of either or both of the Extension Option(s) hereunder.

23.       SURRENDER; HOLDING OVER.

23.1     Surrender.  No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger, and shall, at the option of Landlord, operate as an assignment to Landlord of any or all subleases or subtenancies.  Upon the expiration or earlier termination of this Lease, Tenant agrees to peaceably surrender the Premises and all improvements therein to Landlord broom clean and in a state of good order, repair and condition, ordinary wear and tear and casualty damage not caused by Tenant (if this Lease is terminated as a result thereof pursuant to Paragraph 16.5) excepted, but in any event with the plumbing, heating, ventilation and air conditioning systems in good working order, together with all of Tenant’s personal property removed from the Premises (except as Landlord may elect as hereinafter provided) and all damage caused by such removal repaired as required by Paragraph 9.  At least ninety (90) days prior to the date Tenant is to actually surrender the Premises to Landlord, Tenant agrees to give Landlord notice of the exact date Tenant will surrender the Premises so that Landlord and Tenant can schedule a walk-through of the Premises to review the condition of the Premises and identify personal property which are to remain upon the Premises and which are to be removed by Tenant, as well as any repairs Tenant is to make upon surrender of the Premises as required by this Lease.  During such ninety (90) day period, Landlord may, at its option, and at Landlord’s sole cost and expense, retain the services of one or more inspectors or consultants to inspect the Premises and all equipment and fixtures located therein to determine if they are in the condition required for proper surrender by Tenant.  If any such inspections disclose any material deficiencies in the condition of the Premises from that required above, Tenant will promptly cause the same to be corrected in a good and workmanlike manner at Tenant’s sole cost and expense prior to the surrender date.  The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof alone will not be sufficient to constitute a termination of this Lease or a surrender of the Premises.  All personal property and fixtures of Tenant not so removed shall, to the extent permitted under applicable Laws, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items.

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23.2     Holding Over.  Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.  If Tenant holds over after the expiration or earlier termination of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, and such continued occupancy by Tenant shall be subject to all of the terms, covenants and conditions of this Lease, so far as applicable, except that the Annual Base Rent for any such holdover period shall be equal to one hundred fifty percent (150%)of the Annual Base Rent (and estimated additional rent) in effect under this Lease immediately prior to such holdover, prorated on a daily basis.  Acceptance by Landlord of rent after such expiration or earlier termination will not result in a renewal of this Lease.  The foregoing provisions of this Paragraph 23 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord under this Lease or as otherwise provided by law.  If Tenant fails to surrender the Premises upon the expiration of this Lease in accordance with the terms of this Paragraph 23 despite demand to do so by Landlord, then Tenant shall indemnify, protect, defend and hold Landlord harmless from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and costs), including, without limitation, costs and expenses incurred by Landlord in returning the Premises to the condition in which Tenant was to surrender it and claims made by the succeeding tenant founded on or resulting from tenant’s failure to surrender the Premises.  The provisions of this Paragraph 23 will survive the expiration or earlier termination of this Lease.

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24.       SUBORDINATION.  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of request which Landlord or any mortgagee or beneficiary with a deed of trust encumbering the Premises, or any lessor of a ground or underlying lease with respect to the Premises, this Lease will be subject and subordinate at all times to:  (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises; and (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed for which the Premises, or Landlord’s interest and estate in any of said items, is specified as security, provided, however, that the holders of such rights to which Tenant’s interests are subordinate agree that they will not interfere with or disturb Tenant’s tenancy under this Lease so long as Tenant is not in default under this Lease.  Notwithstanding the foregoing, Landlord reserves the right to subordinate any such ground leases or underlying leases or any such liens to this Lease.  If any such ground lease or underlying lease terminates for any reason or any such mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor in which event Tenant’s right to possession of the Premises will not be disturbed as long as Tenant is not in default under this Lease.  Tenant hereby waives its rights under any law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale, Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form reasonably required by Landlord, any additional documents whose sole function is to evidence the priority or subordination of this Lease and Tenant’s attornment agreement with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust; provided, however, any such agreement subordinating this Lease to such lease, mortgage or deed of trust shall contain a commercially reasonable nondisturbance provision.  If Tenant fails to sign and return any such documents within ten (10) business days of receipt, Tenant will be in default hereunder.

25.       ESTOPPEL CERTIFICATE.  Within ten (10) business days following any written Landlord may make from time to time, Tenant agrees to execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit “D” attached hereto or as may reasonably be required by Landlord’s lender or any proposed transferee of the Premises, certifying: (i) the Commencement Date of this Lease; (ii) the fact that this Lease is unmodified and in fill force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (v) such other matters reasonably requested by Landlord.  Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 25 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein.  Tenant’s failure to deliver such statement within such time will be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that, to Tenant’s actual current knowledge, there are no uncured defaults in Landlord’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance.  Without limiting the foregoing, if Tenant fails to deliver any such statement within such ten (10) business day period, Landlord may deliver to Tenant an additional request for such statement and Tenant’s failure to deliver such statement to Landlord within ten (10) days after delivery of such additional request will constitute a default under this Lease.  Tenant may request an estoppel certificate from Landlord in the manner that Landlord may request an estoppel certificate from Tenant, and Landlord’s obligations with respect to such certificate shall be the same of Tenant’s with respect to an estoppel certificate sought by Landlord.

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26.       EASEMENTS.  Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant.  Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material breach of this Lease.

27.       FINANCIAL STATEMENTS.  At any time when Tenant is required to file financial statements and reports with the Securities and Exchange Commission (“SEC”), Tenant shall provide a copy to Landlord of all such statements and reports.  If Tenant at any time is not required to file financial statements and reports with the SEC, Tenant will provide to Landlord (a) on a quarterly basis, a balance sheet, income statement, and cash flow statement prepared by an independent certified public accountant or, at Tenant’s option, certified as correct by Tenant’s Chief Financial Officer and (b) annually, a complete set of audited financial statements.  In addition, prior to the execution of this Lease, and at any time during the Term of this Lease, upon ten (10) days prior written notice from Landlord, provided that Landlord is required by (a) its lenders or prospective lenders, (b) parties evaluating a purchase of an interest in the Property or the Premises or (c) parties evaluating a purchase of an interest in Landlord to provide such information to them in connection with a sale, financing or refinancing of the Property or Premises or a sale of an interest in Landlord, Tenant agrees to provide Landlord with a written statement (the "Financial Certificate"), executed by the Chief Financial Officer of Tenant, in form and substance (and containing such financial information) as may be reasonably requested by Landlord regarding the then current financial condition of Tenant, certifying that the information contained therein accurately reflects the then current financial condition of Tenant, based upon the most recent calendar year then completed (for which financials are available), as reported and audited by the certified public accountants that have prepared the most recent audited financial statements for Tenant, and further based upon Tenant’s financial performance since such most recent audited financial statements.  Landlord will keep the information in the Financial Certificate confidential, subject to disclosures permitted hereunder, required by law or court order, and will request that any such lenders, prospective lenders or other parties that are requiring the Financial Certificate in connection with the purchase of an interest in the Property or Premises or Landlord maintain the confidentiality of the information contained in the written statement.

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28.       MODIFICATION AND CURE RIGHTS OF LANDLORD’S MORTGAGEES AND LESSORS.  In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises or ground lessor of Landlord whose address has been furnished to Tenant, and Tenant agrees to offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (i.e. at least thirty (30) days), or, if more than thirty (30) days will be reasonably required to effect such cure, the cure period will be extended so long as the mortgagee (or other party effecting such cure) is diligently pursuing such cure to completion.

29.       DEFINITION OF LANDLORD.  The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, means and includes only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any.  In the event of any transfer, assignment or other conveyance or transfers of any such title (other than a transfer for security purposes only), Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) will be automatically relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, so long as the transferee assumes in writing all such covenants and obligations of Landlord arising after the date of such transfer.  Landlord and Landlord’s transferees and assignees have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Building, the Project and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer will not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

30.       WAIVER.  The waiver by either party of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor will any custom or practice which may develop between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of either party to insist upon performance in strict accordance with said terms.  The subsequent acceptance of rent or any other payment hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.  No acceptance by Landlord of a lesser sum than the basic rent and additional rent or other sum then due will be deemed to be other than on account of the earliest installment of such rent or other amount due, nor will any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease.  The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

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31.       QUIET ENJOYMENT.  Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without disturbance or hindrance on the part of Landlord and that Landlord will warrant and defend Tenant in the peaceful and quiet enjoyment of the Premises against the claims of all persons or entities excepting only those claiming by, through or under Tenant.

32.       FORCE MAJEURE.  If either Landlord or Tenant is delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, inability to procure standard materials, failure of power, or governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations which is not the result of the action or inaction of the party claiming such delay), riots, civil unrest or insurrection, war, fire, earthquake, flood or other natural disaster, unusual and unforeseeable delay which results from an interruption of any public utilities (e.g., electricity, gas, water, telephone) or other unusual and unforeseeable delay not within the reasonable control of the party delayed in performing work or doing acts required under the provisions of this Lease, then performance of such act will be excused for the period of the delay and the period for the performance of any such act will be extended for a period equivalent to the period of such delay.  The provisions of this Paragraph 32 will not operate to excuse Tenant from prompt payment of rent or any other payments required under the provisions of this Lease or delay the Commencement Date.

33.       SIGNS.  Landlord agrees that Tenant shall have the right to install and maintain Tenant’s identification sign(s) on the exterior of the Building and Premises in accordance with this Paragraph 33 at Tenant’s sole cost and expense (except that the cost of initial installation of the same may be charged against the Tenant Improvement Allowance).  The location, size, design, color and other physical aspects of any and all permitted sign(s) will be subject to (i) Landlord’s written approval prior to installation, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) any covenants, conditions or restrictions governing the Premises, including the CC&Rs, and (iii) any applicable municipal or governmental permits and approvals.  Tenant will be solely responsible for all costs for installation, maintenance, repair and removal of any Tenant identification sign(s).  If Tenant fails to remove Tenant’s sign(s) upon termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant’s sole cost and expense.  Tenant agrees to reimburse Landlord for all costs incurred by Landlord to effect any installation, maintenance or removal on Tenant’s account, which amount will be deemed additional rent, and may include, without limitation, all sums disbursed, incurred or deposited by Landlord including Landlord’s costs, expenses and actual attorneys’ fees with interest thereon at the Interest Rate from the date of Landlord’s demand until paid by Tenant.  Any sign rights granted to Tenant under this Lease are personal to Tenant and may not be assigned, transferred or otherwise conveyed to any assignee or subtenant of Tenant without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.  Landlord shall have the right to install sign(s) from time to time on the Premises (but not on or in the Building), so long as such Landlord signs (a) comply with the CC&R’s and all Applicable Laws, and (b) do not materially and adversely affect Tenant’s use or possession of the Premises.

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34.       LIMITATION ON LIABILITY.  In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) tenant’s recourse against Landlord for monetary damages will be limited to Landlord’s interest in the Property including, subject to the prior rights of any Mortgagee, Landlord’s interest in the rents of the Premises and any insurance proceeds payable to Landlord; (b) except as may be necessary to secure jurisdiction of Landlord, no partner or member of Landlord shall be sued or named as a party in any suit or action and no service of process shall be made against any partner or member of Landlord; (c) no partner or member of Landlord shall be required to answer or otherwise plead to any service of process; (d) no judgment will be taken against any partner or member of Landlord and any judgment taken against any partner or member of Landlord may be vacated and set aside at any time after the fact; (e) no writ of execution will be levied against the assets of any partner or member of Landlord; (f) the obligations under this Lease do not constitute personal obligations of the individual partners, members, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual partners, members, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and (g) these covenants and agreements are enforceable both by Landlord and also by any partner or member of Landlord.

35.       MISCELLANEOUS.

35.1     Conflict of Laws.  This Lease shall be governed by and construed solely pursuant to the laws of the State of Washington, without giving effect to choice of law principles thereunder.

35.2     Successors and Assigns.  Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

35.3     Professional Fees and Costs.  If Landlord and Tenant become involved in any dispute(s) with each other with respect to this Lease, then all costs and expenses, including without limitation, actual professional fees and costs such as appraisers, accountants’ and attorneys’ fees and costs, incurred by the party which prevails in such dispute(s), whether or not any suit or action is filed, and whether by final judgment, arbitration award, out of court settlement or otherwise, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such dispute and shall be enforceable whether or not any action is filed, dismissed or prosecuted to judgment.  As used herein, attorneys’ fees and costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in connection with any (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; (v) bankruptcy litigation; and (vi) analysis, advice, enforcement, alternate dispute resolution, arbitration and/or settlement of any such dispute(s), before, after and/or whether any action is filed regarding such dispute(s).  To the extent payable by Tenant, any and all such attorneys’ fees and costs shall constitute additional rent due by Tenant hereunder.

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35.4     Terms and Headings.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  Words used in any gender include other genders.  The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

35.5     Time.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

35.6     Prior Agreement; Amendments.  This Lease constitutes and is intended by the parties to be a final, complete and exclusive statement of their entire agreement with respect to the subject matter of this Lease.  This Lease supersedes any and all prior and contemporaneous agreements and understandings of any kind relating to the subject matter of this Lease.  There are no other agreements, understandings, representations, warranties, or statements, either oral or in written form, concerning the subject matter of this Lease.  No alteration, modification, amendment or interpretation of this Lease shall be binding on the parties unless contained in a writing which is signed by both parties.

35.7     Separability.  The provisions of this Lease shall be considered separable such that if any provision or part of this Lease is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

35.8     Recording.  Tenant shall not record this Lease or a short form memorandum thereof without the consent of Landlord.

35.9     Counterparts.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

35.10   Nondisclosure of Lease Terms.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord.  Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants.  Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease, and to Tenant’s affiliates, professional advisers, lenders and prospective lenders.

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35.11   Non-Discrimination.  Tenant acknowledges and agrees that there will be no unlawful discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

36.       EXECUTION OF LEASE.

36.1     Tenant as Corporation or Partnership.  If Tenant executes this Lease as a corporation or partnership, then Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that such entity is duly qualified and in good standing to do business in Washington and that the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf, and in the case of a corporation, in accordance with a duly adopted resolution of the board of directors of Tenant (a copy of which, along with a current incumbency certificate showing the titles and specimen signatures of the persons executing this Lease, is to be delivered to Landlord on execution hereof, if requested by Landlord), and in accordance with the by-laws of Tenant, and, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if  any, copies of which are to be delivered to Landlord on execution hereof, if requested by Landlord, and that this Lease is binding upon Tenant in accordance with its terms.

36.2     Examination of Lease.  Submission of this instrument by Landlord to Tenant for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.  Landlord’s execution of this Lease is subject to approval by Landlord’s management.

37.       NO TENANT OBJECTION TO LANDLORD PROPOSED DEVELOPMENT ACTIVITIES, USES.

As a material consideration for Landlord entering this Lease, Tenant agrees not to object to or hinder (and to support, as reasonably requested by Landlord from time to time, at no cost to Tenant, for example signing and filing consents with applicable governmental authorities, if any) any present or future development and/or construction proposals and/or activities by Landlord from time to time in its sole and absolute discretion (or any of Landlord’s designee(s) from time to time), or any present or future proposed uses or business activities by any person(s) in Landlord’s sole and absolute discretion, in or on (a) any portion(s) of the Project (provided the same comply with the CC&R’s and Applicable Laws) or (b) any portion(s) of the Boeing Auburn Plant (provided the same comply with Applicable Laws).

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38.       FIRST OPPORTUNITY TO PURCHASE.

38.1     The Offered Property.  If Landlord has not subdivided the Project, Tenant or its affiliates shall have a first opportunity to purchase all (but not less than all) of the Project pursuant to this Paragraph 38.  If Landlord has subdivided the Project, Tenant shall have a first opportunity to purchase all, but not less than all, of the Building and the land on which the Building is situated (the “T Lot”)  pursuant to this Paragraph 38.  The property to which this Paragraph 38 applies is referred to as the “Offered Property.”

38.2     Notice of Proposed Sale.  Landlord shall not, at any time prior to the earlier of (a) the sale by the initial Landlord, (i.e., The Boeing Company), of its interest in the Offered Property or (b) the expiration of the Lease Term, sell the Offered Property, or any interest therein, without first giving a notice of such intended sale to Tenant, which notice is hereinafter referred to as First Opportunity to Purchase, provided that Landlord may transfer title to the Offered Property or any interest therein to a company owned or controlled by The Boeing Company without providing such notice.

38.3     Content of Notice.  The First Opportunity to Purchase shall include the price and terms under which Landlord desires to sell the Offered Property.

38.4     Thirty Day Period.  For a period of thirty (30) days after receipt by Tenant of the First Opportunity to Purchase, Tenant shall have the opportunity to give written notice to Landlord of Tenant’s intent to purchase the Offered Property, or the interest proposed to be sold, on the same terms, price and conditions as set forth in the First Opportunity to Purchase, subject to the other terms and conditions contained in The Boeing Company’s then standard form of real estate purchase and sale agreement.  In the event that Landlord does not receive written notice of Tenant’s intent within said 30-day period, Tenant’s right to purchase the Offered Property shall be irrevocably waived and without further effect, except as provided in Paragraph 38.5.

38.5     Activity After Thirty Day Period.  In the event that Tenant declines to exercise its First Opportunity to Purchase after receiving written notice, and thereafter Landlord reduces by more than ten percent (10%) (i) the sales price, (ii) the amount of down payment, or (iii) interest charged, or in the event the Offered Property has not sold or a binding purchase and sale agreement is not in force ,within three hundred sixty (360) days of the date of the written notice, then Landlord shall be obligated to offer the revised terms to Tenant.  Tenant shall then have ten (10) days to accept the revised terms and to purchase the Offered Property subject to the other terms and conditions set forth in The Boeing Company’s then standard form of real estate purchase and sale agreement.  If Tenant fails to deliver a notice to Landlord within such ten-day period stating that Tenant shall purchase the Offered Property on such terms, Landlord is free to consummate its sale with a third party with no further obligation.

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38.6     Property Excluded; Not Applicable to Subsequent Landlord.  If the Project is subdivided, the rights of Tenant under this Paragraph 38 shall in no event extend to any part of the Project that is not included in the T Lot.  This Paragraph 38 is personal to The Boeing Company and shall not be binding on a subsequent Landlord.

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IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

TENANT:

Zones, Inc. a Washington corporation

By: /S/ RONALD P. MCFADDEN

Its: Ronald P. McFadden, Chief Financial Officer

LANDLORD:

The Boeing Company, a Delaware corporation

By: /S/ COLLETTE TENMINK

Name: Collette Tenmink

Title: Authorized Signatory